Exhibit 10.3

HARVILL AVENUE ASSOCIATES, LLC

LANDLORD

PHARMAPACKS, LLC

TENANT

AMENDED AND RESTATED LEASE

PREMISES:	21500 Harvill Avenue
Perris, California 92570

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AMENDED AND RESTATED AGREEMENT OF LEASE, made as of this 20th day of September, 2021, between Harvill Avenue Associates, LLC, a Delaware limited liability company (as successor in interest to CH/BDG Harvill, LLC), having an office at 300 Robbins Lane, Syosset, New York 11791 (“Landlord”), and Pharmapacks, LLC, a New York limited liability company having an office at 1985 Marcus Avenue, Suite 203, Lake Success, New York 11042 (hereinafter, “Tenant”).

W I T N E S S E T H :

WHEREAS, CH/BDG Harvill, LLC, a Delaware limited liability company (“CH/BDG Harvill, LLC”), entered into an Agreement to Purchase Real Property and Improvements to be Constructed Thereon and Joint Escrow Instructions dated as of June 11, 2021 (the “Purchase Agreement”) with RG Harvill RIV CO LLC concerning the acquisition of the Land and the Building (each as defined herein);

WHEREAS, CH/BDG Harvill, LLC, as landlord and Tenant entered into a certain Lease dated as of June 30, 2021 (the “Lease”) covering real property located at 21500 Harvill Avenue, Perris, California 92570, as more particularly described in the Lease (the “Land”).

WHEREAS, CH/BDG Harvill, LLC assigned all of its rights, title and interest in the Purchase Agreement to Landlord by Assignment and Assumption of Agreement dated as of September 14, 2021.

WHEREAS, CH/BDG Harvill, LLC assigned all of its rights, title and interest in the Lease to Landlord by Assignment and Assumption of Agreement of Lease dated as of September 14, 2021.

WHEREAS, Landlord and Tenant desire to amend and restate the Lease in its entirety in the manner and to the extent as hereinafter provided.

The parties hereto, for themselves, their successors and assigns, hereby covenant and agree as follows:

ARTICLE I.

Definitions

Section 1.01.The terms defined in this Article shall, for all purposes of this Lease, and all agreements supplemental hereto, have the meanings specified herein, unless the context required otherwise.

Section 1.02.“Term” shall mean that period between the Term Commencement Date and the Expiration Date, or such earlier date(s) on which such term may expire or be cancelled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law.

Section 1.03.“Term Commencement Date” shall be the date of Substantial Completion.

Section 1.04.“Expiration Date” shall mean twelve (12) years and six (6) months from the last day of the month preceding the month in which the Term Commencement Date occurs, if the Term Commencement Date is the first day of the month, or twelve (12) years and six (6) months from the last day of the month in which the Term Commencement Date occurs, if the Term Commencement Date occurs on other than the first day of the month.

Section 1.05.“Rent Commencement Date” shall mean the Term Commencement Date.

Section 1.06.“Base Rent” shall have the meaning set forth in Article III.

Section 1.07.“Additional Rent” shall have the meaning set forth in Article III.

Section 1.08.“Land” shall have the meaning set forth in Article II.

Section 1.09.“Lease Year” shall mean any consecutive twelve (12) month period commencing on the Term Commencement Date, or any anniversary thereof, except that, if the Term Commencement Date is other than the first day of the month, the first Lease Year shall mean the period commencing on the Term Commencement Date and ending twelve (12) months from the last day of the month in which the Term Commencement Date occurs.

Section 1.10.“Lease Month” shall mean any calendar month following the Term Commencement Date.

Section 1.11.“Substantial Completion” shall mean the stage when Landlord’s Work is sufficiently complete to permit Tenant to lawfully occupy or utilize the Demised Premises and all necessary Approvals have been issued by the applicable Governmental Authority with respect thereto, but without regard to facilities, equipment and furnishings to be supplied or installed by Tenant, and even though minor items, such as touch-up plastering or painting, “punch list” items, or other items of construction which do not unreasonably interfere with Tenant’s occupancy of the Demised Premise, are not yet completed.

Section 1.12.“Governmental Authority” shall mean the United States, the State in which the Premises are located, and any political subdivision thereof, and any agency, department, commission, board, bureau or instrumentality of any of them, and any regulatory body such as a Board of Fire Underwriters.

Section 1.13.“Requirement” shall mean any law, ordinance, order, rule or regulation, now existing or hereafter enacted, of a Governmental Authority, which imposes a duty or obligation on Landlord or Tenant or both of them.

Section 1.14.“Approvals” shall mean all licenses, permits, permissions and approvals from a Governmental Authority necessary (i) to commence and to prosecute Landlord’s Work, or Tenant Changes, as the case may be, to completion or (ii) to enable Tenant to lawfully use or occupy the Premises as contemplated by this Lease, including, without limitation, a certificate of occupancy and/or completion certificate issued by the applicable Governmental Authority with respect to the Demised Premises and/or Landlord’s Work (as applicable).

Section 1.15.“Business Days” shall mean all days other than Saturdays, Sundays and days observed as a holiday by a bank located in Riverside County, California.

Section 1.16.“Tenant” shall mean the party above named as Tenant, and any successor to Tenant; and whenever this Lease and the leasehold estate hereby created shall be assigned or otherwise transferred in the manner specifically permitted herein, then from and after such assignment or transfer, the term “Tenant” shall also include the permitted assignee or transferee named therein, as if such assignee or transferee had been named herein as Tenant.

Section 1.17.“Arbitration” shall have the meaning referred to in Article XXXIII of this Lease.

Section 1.18.“Landlord” shall mean only the owner, for the time being, or the mortgagee in possession, for the time being, of the Demised Premises (or the owner of a lease of the Demised Premises), so that in the event of any conveyances, transfers or assignments of said Demised Premises or of said lease, or in the event of a further lease of the Demised Premises, the said Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing from and after such assignment and upon written assumption of this Lease by such transferee, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between one or both of the parties and the grantee, transferee or assignee, or the said lessee of the Demised Premises, that the grantee, transferee or assignee, or the lessee of the Demised Premises has assumed and agreed to carry out any and all covenants and obligations of Landlord from and after the date of such assignment hereunder;

Section 1.19.“Lease” shall mean this instrument as it hereafter may be amended.

ARTICLE II.

Demise and Term

Section 2.01.Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the entire one-story industrial building comprising approximately 333,572 square feet known as 21500 Harvill Avenue, Perris, California 92570 (hereinafter, the “Building”), situated upon a plot of land (hereinafter, the “Land”) in the City of Perris, County of Riverside and State of California, as more particularly described on Schedule A attached hereto and made a part hereof, together with all fixtures, equipment, improvements, installations and appurtenances which at the commencement of or during the Term of this Lease are attached thereto (except items not deemed to be included therein and removable by Tenant as provided in Article VI hereof), which Building, Land, fixtures, equipment, improvements, installations and appurtenances are hereinafter sometimes called the “Demised Premises,” or the “Project” for a Term of twelve (12) years and six (6) months to commence on the Term Commencement Date and to end on the Expiration Date, said Term, Term Commencement Date and Expiration Date being subject to the further provisions of this Lease, at the annual rental set forth in Article III hereof. Promptly following the Term Commencement Date, which the parties hereto anticipate shall occur on or about November 15, 2021, the parties hereto shall enter into a supplemental certificate fixing the Term Commencement Date, the Rent Commencement Date, the stated Expiration Date, certifying that any improvements required to be made by Landlord, if any, have been completed and confirming or adjusting the Base Rent as provided in Section 4.02 hereof The square footage of the Building stated above is stipulated by the parties as being the actual square footage of the Building and there shall be no adjustment to rent regardless of any finding of a different actual size of the Premises or the Building.

ARTICLE III.

Rent; Net Lease

Section 3.01.Commencing on the Rent Commencement Date, Tenant shall pay to Landlord annual fixed rent (the “Base Rent”), at Landlord’s offices first listed above or at such other place as Landlord may designate from time to time, in cash, or by check of Tenant drawn on a bank or trust company in the United States, in advance on the first day of each month during the Term, without counterclaim, set-off or deduction whatsoever (except as otherwise specifically set forth to the contrary in this Lease). Base Rent is due each day of the Term of the Lease commencing on the Rent Commencement Date, but Landlord and Tenant agree that for convenience, Base Rent shall be payable in equal monthly installments, in advance, on the first day of each month during the Term. In addition, Tenant shall pay to Landlord during the Term, at the place and in the manner set forth above, “Additional Rent” (as defined herein) as and when billed by Landlord therefor.

Section 3.02.During the Term hereof Base Rent reserved under this Lease shall be and consist of:

Lease Year	Annual Base Rent	Monthly Base Rent
1	$3,669,292.00	$305,774.00
2	$3,797,717.00	$316,476.00
3	$3,930,637.00	$327,553.00
4	$4,068,210.00	$339,017.00
5	$4,210,597.00	$350,883.00
6	$4,357,968.00	$363,164.00
7	$4,510,497.00	$375,875.00
8	$4,668,364.00	$389,030.00
9	$4,831,757.00	$402,646.00
10	$5,000,868.00	$416,739.00
11	$5,175,899.00	$431,325.00
12	$5,357,055.00	$446,421.00
13 (months 1-6)	$5,544,552.00	$462,046.00

Section 3.03.All other sums of money as shall become due and payable by Tenant under this Lease (hereinafter, “Additional Rent”), including, without limitation, those items specified in Articles VII, XV and XVIII of this Lease, all of which sums shall be payable as hereinafter provided, all to be paid to Landlord, as specified on the first page of this Lease.

Section 3.04.In the event any installment of Base Rent or Additional Rent required pursuant to the provisions of this Lease to be paid by Tenant is not paid when due, and such payment remains unpaid following ten (10) days notice from Landlord to Tenant, such installment shall bear interest at the rate of ten (10%) percent per annum from the date said installment was due and payable, said interest to be deemed Additional Rent.

Section 3.05.In order to cover the extra expense involved in handling delinquent payments, Tenant, at Landlord’s option, shall pay a “late charge” of two (2%) percent of any payment of Base or Additional Rent paid more than ten (10) days after notice that same has not been timely paid on the due date thereof, provided, however, that Landlord shall not be required to give Tenant any such notice after the first occurrence of a late payment of Base Rent in any given twelve (12) month period. It is understood and agreed that this charge is for additional expenses incurred by Landlord and shall not be considered interest. Said late charge is to be deemed Additional Rent.

Section 3.06.Tenant shall pay upon demand by Landlord any reasonable attorney’s fees incurred by Landlord in connection with the imposition, collection or payment of any Base Rent, Additional Rent and/or said interest not paid within the applicable notice and cure periods, said attorney’s fees to be deemed Additional Rent. In addition, if Tenant’s check for the payment of Base Rent, Additional Rent or any other sum due Landlord hereunder is returned by Tenant’s bank because of insufficient funds or otherwise, Tenant shall, in addition to immediately providing Landlord with a sufficiently funded replacement check, reimburse Landlord an amount equal to the greater of (i) One Hundred Dollars ($100.00) or (ii) the actual, out-of-pocket costs incurred by Landlord as a result of such insufficient funds. Such reimbursement shall be deemed Additional Rent. The Base Rent and Additional Rent are herein collectively referred to as the “Rent” and shall constitute “Rent” within the meaning of California Civil Code Section 1951(a).

Section 3.07.Upon execution of this Lease by Tenant, Tenant shall (a) pay the first monthly installment of Base Rent of Three Hundred Five Thousand Seven Hundred Seventy-Four Dollars $305,774.00 and (b) as per Section 26.01, pay to Landlord the Security set forth therein. If the Rent Commencement Date is other than the first day of a calendar month, the portion of such payment attributable to the portion of such calendar month prior to the Rent Commencement Date shall be credited against the payments of Base Rent and Additional Rent first occurring thereafter.

Section 3.08.Tenant shall have the right to extend the Term for two (2) five (5) year periods (each, an “Extension Period”). Each Extension Period shall commence immediately upon the expiration of the Term or the Term as previously extended by an Extension Period. The foregoing right shall be of no force or effect with respect to the subsequent Extension Period unless Tenant shall have duly exercised its right to extend the Term for all prior Extension Periods. Each extension of the Term shall be on all of the terms, covenants and conditions of this Lease except that the Base Rent during each Extension Period shall be as set forth below (`the “Extension Period Base Rent”). Tenant shall have no further right to extend or renew the Term after the expiration of the second Extension Period. To exercise its right to extend the Term, Tenant must so advise Landlord by notice given at least twelve (12) months prior to the last day of the Term as it theretofore may have been extended.

Section 3.09.During each Extension Period the Extension Period Base Rent reserved under this Lease shall be as follows

First Extension Period:

Lease Year	Annual Base Rent	Monthly Base Rent
13 (months 7-12)	$5,544,552.00	$462,046.00
14	$5,738,611.00	$478,218.00
15	$5,939,463.00	$494,955.00
16	$6,147,344.00	$512,279.00
17	$6,362,501.00	$530,208.00
18 (months 1-6)	$6,585,189.00	$548,766.00

Second Extension Period:

Lease Year	Annual Base Rent	Monthly Base Rent
18 (months 7-12)	$6,585,189.00	$548,766.00
19	$6,815,670.00	$567,973.00
20	$7,054,219.00	$587,852.00
21	$7,301,117.00	$608,426.00
22	$7,556,656.00	$629,721.00
23 (months 1-6)	$7,821,139.00	$651,762.00

Section 3.10.Except as otherwise expressly set forth in this Lease to the contrary, this Lease shall be an absolute net lease, free of all expenses to Landlord in connection with the operation, maintenance, repair, replacement, use or occupancy of the Demised Premises, so that this Lease shall yield all rent payable under this Lease as an absolutely net return to Landlord. Accordingly, Tenant shall pay all taxes, assessments, insurance premiums, utility costs and other expenses of the Demised Premises, regardless of to whomsoever payable.

ARTICLE IV.

Completion and Occupancy

Section 4.01.Tenant has inspected the Demised Premises and the Building and is thoroughly acquainted with their respective conditions and agrees, subject to the completion of Landlord’s Work, to take same “as is” and acknowledges that the taking of possession of the Demised Premises by Tenant shall be conclusive evidence that the Demised Premises and the Building were in good and satisfactory condition at the time such possession was so taken.

Section 4.02.Landlord shall have no obligation to alter, improve, decorate or otherwise prepare the Demised Premises for Tenant’s occupancy except that Landlord shall perform the items of work set forth in Exhibit A attached hereto (“Landlord’s Work”). Landlord shall proceed with such Landlord’s Work with due dispatch, subject to delays by causes beyond its reasonable control. Landlord and Tenant agree that the budget for the performance of Landlord’s Work, including soft costs, property carry costs and interest costs during the performance thereof is $10,014,241.00 as shown on Exhibit A-1 attached hereto (the “Anticipated Cost”). Landlord’s Work shall be performed by Landlord at Landlord’s expense and Landlord agrees to use its commercially reasonable efforts perform Landlord’s Work for an amount equal to or less than the Anticipated Cost. Landlord agrees that Landlord’s Work will be performed on an “open-book” basis and that Tenant will have an opportunity to review and provide input as to Landlord’s accounting of the costs and expenses comprising the actual cost of Landlord’s Work. In addition, if the cost of Landlord’s Work is increased due to any delay resulting from any act or omission of Tenant, its agents or employees, Tenant shall forthwith pay to Landlord as Additional Rent an amount equal to such increase in cost.

In the event that the actual cost of performing Landlord’s Work as reasonable determined by Landlord and Tenant upon completion of Landlord’s Work (the “Actual Cost”) is more than 3% above or below the Anticipated Cost, then Base Rent set forth in Section 3.02 and 3.09 shall be adjusted as provided in this Section 4.02. It is understood and agreed that if the Actual Cost is within 3% of the Anticipated Cost, then there shall be no adjustment to the Base Rent as provided in Section 3.02 and 3.09. If however, the Actual Cost of performing Landlord’s Work is more that 3% above or below the Anticipated Cost, then Base Rent shall be recalculated by multiplying the amount by which the Actual Cost exceeds (or is less than) the Anticipated Cost by a Landlord’s Work amortization factor of 10.73% and adding or subtracting such amount, as the case may be, from the Base Rent for the first Lease Year ($3,669,292.00), the result of which shall be the new Base Rent for the first Lease Year, which will then be escalated at a rate of 3.5% per annum throughout the balance of the Term and each Extension Period.

For example, in the event that the Actual Cost is $11,000,000, then the new Annual Base Rent for the first Lease Year would be $3,775,064 ($11,000,000 – $10,014,241 = $985,759 X .1073 = $105,772 + 3,669,292 = $3,775,064) and the Monthly Base Rent would be $314,588.67.

Notwithstanding the foregoing, in the event that that the Actual Cost exceeds the Anticipated Cost by more than 15%, then the Base Rent shall be adjusted pursuant to this Section as if the Actual Cost exceeded the Anticipated Cost by 15% and Tenant shall forthwith pay to Landlord as Additional Rent an amount equal to the amount by which the Actual Cost exceeds 15% of the Anticipated Cost.

Section 4.03.Landlord shall use reasonable efforts to give to Tenant no less than three (3) weeks prior notice of Substantial Completion. Notwithstanding the foregoing, Landlord shall have no liability to Tenant in the event that the Demised Premises are not substantially completed for occupancy upon the date specified by Landlord or if Substantial Completion does not occur by November 15, 2021.

Section 4.04.Tenant, at Tenant’s sole risk, may, at Landlord’s reasonable discretion, be permitted entry and access in and to the Demised Premises prior to Substantial Completion in order to install fixtures, furniture and equipment and to adapt and decorate the Demised Premises for Tenant’s use with Landlord’s prior written consent and then only on such terms as Landlord may reasonably require. In addition, if the cost of Landlord’s Work is increased due to any delay resulting from Tenant’s decorating the Demised Premises as contemplated by this Section 4.04,

Tenant shall forthwith pay Landlord an amount equal to such increase in cost. In the event Tenant shall enter the Building or any other part of the Demised Premises, as may be above permitted by Landlord, Tenant agrees to indemnify and save Landlord free and harmless, from and against any and all claims, loss, liability and damage arising from or claimed to arise from any act or neglect of Tenant, its contractors, agents, servants or employees or from any failure to act, or for any other reason whatsoever arising out of said entry or such work, except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors.

Section 4.05.Any sums payable by Tenant prior to the Term Commencement Date pursuant to the provisions of this Lease may be collected by Landlord as Additional Rent, from time to time, upon demand, whether or not the same shall have accrued prior to the Term Commencement Date and in default of payment thereof, Landlord shall (in addition to all other remedies) have the same rights as in the event of Tenant’s default of payment of Additional Rent.

Section 4.06.Tenant shall periodically inspect Landlord’s Work, as hereinafter provided, and make any objections thereto without delay so as to mitigate changes, delays and costs.

ARTICLE V.

Use of the Demised Premises

Section 5.01.Tenant shall use and occupy the Demised Premises as an industrial warehouse and distribution center, including, without limitation, storing, picking, packing and shipping operations with ancillary general and executive office space (hereinafter the “Permitted Use”), and for no other purpose. Tenant acknowledges that Landlord has not made any representations as to whether the Demised Premises may be used for the specific use stated above pursuant to applicable building and zoning ordinances, rules and regulations.

Section 5.02.Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy, the Demised Premises, or do or permit anything to be done in the Demised Premises, (i) in violation of the Certificate of Occupancy for the Demised Premises or for the Building (to the extent such Certificate of Occupancy was provided to Tenant), (ii) in violation of the restriction on the use of the northern Project driveway contained in the Mitigated Negative Declaration approved by the County of Riverside on March 4, 2020 for Plot Plan No. 190005, a copy of which Tenant acknowledges it has received from Landlord, or (iii) in violation of any Requirements or requirements of the California State Board of Fire Services (or any similar body), or any other law, rule or regulation.

Section 5.03.Tenant shall give prompt notice to Landlord of any written notice it receives of the violation of any law or Requirements of any public authority with respect to the Demised Premises or the use or occupation thereof. Prior to the Term Commencement Date, if Tenant is then in possession of the Demised Premises, and at all times thereafter, Tenant shall promptly comply with all present and future laws, orders and regulations of all state, federal, town, municipal and local governments, departments, commissions and boards or any direction of any public officer pursuant to law, and all orders, rules and regulations of the California State Board of Fire Services (or any similar body) or any similar body which shall impose any violation, order or duty upon Landlord or Tenant with respect to the Demised Premises (in which event Tenant shall effect such compliance at its sole cost and expense). Tenant shall pay all costs, expenses, fines, penalties or damages, which may be imposed upon Landlord by reason of Tenant’s failure to comply with the provisions of this Article, and if by reason of such failure the fire insurance rate shall, at the beginning of this Lease or at any time thereafter, be higher than it otherwise would be, then Tenant shall reimburse Landlord, as Additional Rent hereunder, for that portion of all fire insurance premiums thereafter paid by Landlord which shall have been charged solely because of such failure by Tenant, and shall make such reimbursement within thirty (30) days following notice by Landlord of such outlay by Landlord.

ARTICLE VI.

Repairs & Maintenance

Section 6.01.Tenant shall, at its sole cost and expense, take good care of and maintain the Demised Premises, including, without limitation, the parking area, the roof and Building Systems (i.e. plumbing, HVAC, electrical, life safety and emergency power) and shall make all repairs thereto other than the load-bearing repairs to the Building’s foundation and structure as provided in Section 6.02. Notwithstanding the foregoing, Tenant shall make all repairs to the Demised Premises, load-bearing, including those with respect to the Building’s foundation and structure, and not load-bearing, attributable to (a) the moving, installation, removal, use or operation of Tenant Changes, or Tenant’s Property or property of Tenant (not constituting Tenant’s Property) or of parties acting for or at the instance of Tenant or those deriving their interest in the Demised Premises through or under Tenant or (b) Tenant’s use or manner of use of the Demised Premises, including, without limitation, Tenant’s installation of racking in the Demised Premises and/or the placing of a load upon the floor of the Building exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law or (c) the acts, omissions, negligence or improper conduct of Tenant or any other parties referenced in clause (a) preceding or (d) to the extent not within the purview of (a) preceding, with respect to Tenant Changes or Tenant’s Property. All such repairs shall be in quality and class equal to the original work or installations. As used in this Section 6.01, and in Section 6.02 following, the term “repairs” or derivatives thereof shall include “replacements” where applicable. Tenant shall promptly notify Landlord of the need for any such repairs.

Section 6.02.During the Term, including any Extension Period(s), Landlord, at its sole expense, shall make all load-bearing repairs to the foundation and structure of the Building, excluding the Building’s roof and except for those repairs for which Tenant is responsible pursuant to Section 6.01 hereof or any other provisions of this Lease. Landlord covenants and agrees that on or prior to the Term Commencement Date, it shall assign to Tenant all warranties that are assigned to Landlord by Seller pursuant to the Purchase Agreement, including, the warranty covering the roof of the Building, but excluding specifically, any warranties covering the foundation and structure of the Building. In addition, Landlord warranties Landlord’s Work for a period one (1) year following the Term Commencement Date (the “Warranty Period”) and agrees that Landlord shall correct any latent defect with respect to any element of Landlord’s Work at its sole cost and expense, provided that Tenant delivers notice of such latent defect during the Warranty Period and provided further that such latent defect was not caused by the acts, omissions, negligence or improper conduct of Tenant. Upon expiration of the Warranty

Period, Landlord shall assign to Tenant any warranties that is has obtained in connection with the performance of Landlord’s Work.

The provisions of Sections 6.01 and 6.02 hereof shall not apply to repairs required by reason of a Taking or fire or other casualty.

Section 6.03.Except for matters to the extent attributable to Landlord’s negligence or willful misconduct with respect to which Landlord shall be responsible at Landlord’s sole cost and expense, Landlord shall have no liability to Tenant by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this Lease, or Requirements, to make in or to any portion of the Demised Premises; provided, however, that Landlord shall use commercially reasonable efforts to minimize interference or disruption of Tenant’s business as a result of such repairs or charges.

Section 6.04.Tenant shall not place a load upon the floor of the Building exceeding the floor load per square foot areas which such floor was designed to carry and which is allowed by law.

Section 6.05.Machines and mechanical equipment used by Tenant which cause vibration, noise, cold or heat that may be transmitted to the Building structure to such a degree as to be reasonably objectionable to Landlord shall be placed and maintained by Tenant at its expense so as to absorb such vibration, noise, cold or heat, and to prevent its transmission.

Section 6.06.Except as otherwise specifically provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of the Landlord by reason of inconvenience, annoyance or injury to business arising from the making by Landlord of any repairs, alterations, additions or improvements in or to any portion of the Building or in or to fixtures, appurtenances, systems or equipment thereof. Landlord shall exercise reasonable diligence so as to minimize any interference with Tenant’s business operations, but shall not be required to perform the same on an overtime or premium pay basis.

Section 6.07.In addition to the foregoing, and not in limitation thereof, Tenant shall also, at Tenant’s own expense, undertake all replacement of all plate glass and light bulbs, flourescent tubes and ballasts, and decorating, redecorating and cleaning of the Demised Premises, and shall keep and maintain the Demised Premises in a clean condition, free from debris, trash and refuse.

Section 6.08.Tenant shall not injure, deface, permit waste nor otherwise harm any part of the Demised Premises, permit any nuisance at the Demised Premises, or install, operate or maintain any electrical equipment in the Demised Premises that shall not bear an underwriters approval.

Section 6.09.Tenant shall, at Tenant’s own expense, enter into a maintenance/service contract with a maintenance contractor, which shall provide for regularly scheduled servicing of all hot water, heating, ventilation and air conditioning systems and equipment in the Building. The maintenance contractor and the maintenance/service contract shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld. The maintenance/service contract shall include, without limitation, all servicing suggested by the manufacturer, within the operations/maintenance manual pertaining to such system and/or equipment, and shall be effective (and a copy thereof delivered to Landlord) no later than thirty (30) days after the commencement date of this Lease.

ARTICLE VII.

Alterations

Section 7.01.Subject to Section 7.02, Tenant will make no alterations, installations, repairs, additions, improvements or replacements (hereinafter singularly and collectively called “Tenant Changes”) in, to or about the Demised Premises without Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Tenant otherwise complies with the terms of this Article VII.

Section 7.02.Landlord’s consent shall not be required for decorative or non-structural Tenant Changes within the Building.

Section 7.03.Tenant Changes, including but not limited to, those consented to or approved by Landlord or within the purview of Section 7.02 hereof, shall be performed in accordance with the following provisions:

(a)No part of the Building or the Demised Premises shall be materially and adversely affected;

(b)The proper functioning of any of the mechanical, HVAC, electrical, plumbing, sanitary, or other systems of the Building shall not be materially and adversely affected;

(c)At least ten (10) Business Days prior to commencement of any Tenant Changes, Tenant will furnish Landlord with a statement in reasonable detail of the nature and scope of the proposed Tenant Changes, an estimate of the cost thereof, and coordinated plans and specifications therefor in Auto Cad format, and if the cost of the proposed Tenant Changes can reasonably be estimated by Landlord to exceed $100,000, the foregoing plans and specifications as well as the estimate shall be prepared and signed by an architect licensed by the State of California to whom Landlord has no reasonable objection; and if the nature of the proposed Tenant Changes, regardless of cost, in the sole discretion of Landlord requires it, the foregoing plans and specifications must also be approved by a professional, unaffiliated engineer, licensed by the State of California and selected by Landlord and approved by Tenant, whose reasonable charge shall be paid by Tenant, as Additional Rent within thirty (30) days after being billed therefor;

(d)Except with respect to Tenant’s Changes performed pursuant to Section 7.02 above, Tenant agrees to pay to Landlord, as Additional Rent within thirty (30) days after being billed therefor, a sum equal to Landlord’s actual and reasonable costs and expenses for reviewing the plans and specifications for such proposed Tenant Changes;

(e)Tenant Changes shall be done only by contractors and subcontractors satisfactory to and first approved by Landlord. Such approval will not be unreasonably withheld, conditioned or delayed. However, elements of such Tenant Changes, regardless of cost, of a nature described in subdivisions (a) and (b) hereof shall be performed by contractors or subcontractors, as the case may be, satisfactory to and first approved by Landlord;

(f)Tenant Changes shall be commenced promptly and prosecuted to completion by Tenant diligently and in a good and workmanlike manner;

(g)Tenant Changes shall be effected in compliance with the foregoing plans and specifications, Requirements and this Lease (including applicable provisions of this Lease);

(h)Tenant, at Tenant’s sole cost and expense, shall file all required plans and specifications necessary to obtain, and shall obtain, all Approvals pertaining to Tenant Changes;

(i)Tenant Changes are to be effected in a manner which will not cause or create a dangerous or hazardous condition;

(j)All costs and expenses of or incidental to Tenant Changes, including those reflected in clause (d) of this Section 7.03, shall be borne solely by Tenant who shall establish to the reasonable satisfaction of Landlord prior to the commencement thereof and during its progress that these costs can and will be paid when due and that completion of the Tenant Changes will be effected as herein and in the other provisions of this Lease provided;

(k)Throughout the performance of Tenant Changes, Tenant, in addition to and not in limitation of the provisions of Article XIV hereof, shall maintain or cause to be maintained (i) Worker’s Compensation insurance, in statutory limits, for all eligible workmen engaged in performing Tenant Changes and (ii) Builder’s All-Risk insurance in an amount equal to the value of Tenant Changes on the completion thereof naming Landlord and Tenant as insureds, as their interests may appear, and shall furnish Landlord with certificates evidencing the existence of such insurance prior to the commencement of any Tenant Changes, each of which by its terms shall state that such insurance is not to be terminated without giving Landlord not less than thirty (30) days prior notice of such termination; and

(l)Upon completion of any Tenant Changes, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Riverside in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Landlord shall cooperate with Tenant, at no cost or expense to Landlord, in the preparation and filing of same to the extent same is required to be filed by an ‘owner’.

Section 7.04.Landlord’s approval of Tenant Changes or of plans, specifications or working drawings therefor or of the architect or professional engineer shall create no responsibility or liability on the part of Landlord, as to the contents of such plans, specifications and drawings, for their completeness, design sufficiency, or for the performance of the architect or professional engineer or for compliance with Requirements, or otherwise in respect of or attributable to any of the foregoing.

ARTICLE VIII.

Access to Demised Premises

Section 8.01.Landlord or Landlord’s agents shall have the right to enter the Demised Premises, including the Building, in any emergency at any time, and, at other reasonable times upon reasonable prior notice to Tenant, to examine the same and to make such repairs, replacements and improvements as Landlord may deem reasonably necessary and desirable to the Building or to any other portion of the Demised Premises or which Landlord may elect to perform following Tenant’s failure to make repairs or perform any work which Tenant is obligated to perform under this Lease, or for the purpose of complying with laws, regulations and other directions of Governmental Authorities. Except as otherwise expressly provided herein, Tenant shall not be entitled to any abatement of rent while such work is in progress or to any damages by reason of loss or interruption of business or otherwise. Throughout the term hereof Landlord shall have the right to enter the Demised Premises, including the Building, at reasonable hours upon reasonable prior notice for the purpose of showing the same to prospective purchasers or mortgagees of the Building or others and during the last nine (9) months of the term for the purpose of showing the same to prospective tenants. If Tenant is not present to open and permit an entry into the Demised Premises, including the Building, Landlord or Landlord’s agents may enter the same whenever such entry may be necessary or permissible by master key or other lawful means and, provided reasonable care is exercised to safeguard Tenant’s Property, such entry shall not render Landlord or its agents liable therefor, nor in any event shall the obligations of Tenant hereunder be affected. In addition, without incurring any liability to Tenant, Landlord may permit access to the Demised Premises, including the Building, and open the same, whether or not Tenant shall be present, upon demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer entitled to, or reasonably purporting to be entitled to, such access for the purpose of taking possession of, or removing, Tenant’s Property or for any other lawful purpose (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Demised Premises), or upon demand of a Governmental Authority. During the last six (6) months of the term, Landlord or Landlord’s agents shall have the right to place commercially reasonable signs in the front of the Demised Premises, or on any part thereof, offering the premises “For Rent” or “For Sale”, and Tenant hereby agrees to permit the same to remain thereon without hindrance or molestation.

ARTICLE IX.

Compliance with Laws

Section 9.01.Tenant shall comply, at its cost and expense, with all Requirements applicable to the Demised Premises or any part thereof, and the manner of use, occupancy, operation, maintenance, repair or alteration of the Building or Demised Premises, by Tenant and all persons acting for Tenant or deriving their right or interest in respect of the Building or Demised Premises from or under Tenant, including, without limitation, the Americans With Disabilities Act, and any Requirements hereafter imposed pertaining to life safety, fire control and emergency lighting. Tenant shall periodically test all such life safety, fire control and emergency lighting equipment in the Building and maintain same in good repair. Notwithstanding the foregoing, Landlord covenants and agrees that on the Term Commencement Date, the Demised Premises shall be in compliance with all Requirements.

Section 9.02.Tenant covenants and agrees:

(a)to comply with all federal, state, and local environmental, and health and safety laws (including relevant statutes, regulations, and administrative agency requirements) (hereinafter referred to as “Environmental Laws”) during the term of this Lease and to obtain permits and other governmental authorizations required by Environmental Laws for Tenant’s business and operations;

(b)to obtain Landlord’s authorization before storing, treating, or disposing of any substance or material which may pose a threat to human health or the environment, including any substance or material covered by any Environmental Law; provided, however, that notwithstanding anything to the contrary contained in this Lease, Tenant shall be permitted to use, maintain and store within the Demised Premises de minimis quantities of Hazardous Substances to the extent customarily used, maintained, sold and/or stored in connection with the Permitted Use so long as any such Hazardous Materials are used, maintained, sold and stored by Tenant in accordance with applicable Environmental Laws;

(c)to notify Landlord immediately of (i) the existence of any release of any substance or material at the Demised Premises which may pose a threat to human health or the environment, including any substance or material covered by any Environmental Law including, but not limited to, petroleum-related materials (hereinafter referred to as “Hazardous Substances”), (ii) violation of an Environmental Law at or affecting the Demised Premises, or (iii) other environmental condition at the Demised Premises that could subject Tenant or Landlord to potential legal liability;

(d)that, immediately upon discovery of a condition described in clause (c) preceding, Tenant shall, at its expense, cure or remediate the condition in a manner required by applicable Environmental Laws. In the event that the Tenant fails to cure or remediate the condition, Landlord shall have the right, after the expiration of applicable notice and cure periods, to cure or remediate the condition in a manner required by applicable Environmental Laws. Any costs and expenses, including reasonable attorneys’ fees, incurred by Landlord to cure or remediate such condition shall constitute Additional Rent due and payable to Landlord within thirty (30) days of written demand therefor;

(e)that, upon reasonable notice to Tenant at any time during the term of the Lease, Landlord and Landlord’s representatives shall have the right, at its sole cost and expense, to inspect the Demised Premises and Tenant’s operations for the purpose of determining the existence of any release of Hazardous Substances and Tenant’s compliance with Environmental Laws. During such inspection, Tenant agrees to reasonably cooperate with Landlord and Landlord’s representatives, by providing access to any area of the Demised Premises and any records pertinent to the inspection provided, however, that in performing such inspection, Landlord and Landlord’s representatives shall not unreasonably interfere with Tenant’s operations;

(f)[Intentionally Omitted];

(g)that Tenant shall, at Tenant’s sole cost and expense, perform an environmental inspection of the Demised Premises within thirty (30) days prior to the expiration of the Lease and remove any and all Hazardous Substances used, stored, released, treated or disposed of at the Demised Premises, except to the extent such Hazardous Substances existed at the Demised Premises prior to the Term Commencement Date (as set forth in Landlord’s Environmental Report [as hereinafter defined]). The inspection shall be performed by Tenant to Landlord’s satisfaction by an environmental consulting firm approved by Landlord and include a visual examination of the Demised Premises and appropriate sampling of the Demised Premises. Within ten (10) days of Landlord’s receipt thereof, Landlord shall provide Tenant with copies of the environmental reports/inspections performed by or on behalf of Landlord in connection with its acquisition of the Building and the Land (collectively, “Landlord’s Environmental Report”);

(h)to indemnify and defend Landlord and Landlord’s agents, servants, employees, officers, directors, shareholders, partners, members, managers, representatives or designees from and against all liabilities, claims, actions, suits, demands, judgments, damages, expenses, penalties and costs, including but not limited to any injury or damage to any person or property associated, either directly or indirectly, with Tenant’s violation of any Environmental Law, the commencement of any action by a regulatory agency or a third party against Tenant or Landlord with respect to Tenant’s use or occupancy of the Demised Premises, the release of any Hazardous Substance at the Demised Premises that is or was related to Tenant’s use or occupancy of the Demised Premises, and Tenant’s breach of any provision of this Lease. Tenant’s obligation to indemnify Landlord shall extend to and cover any cost, expenses or penalties incurred in performing investigatory and remedial activities at the Demised Premises; and

(i)that the rights and obligations provided under this Section of the Lease shall survive the expiration of the Lease.

Section 9.03.Landlord covenants and agrees to remediate, with diligence and in compliance with Requirements, all Hazardous Materials now within the Demised Premises or hereafter introduced into the Demised Premises by it or by any of its agents or contractors and to indemnify, protect and save Tenant harmless from and against any and all damages, losses, liability, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, attorneys’ and experts’ fees and disbursements) which may at any time be imposed by, incurred by or asserted or awarded against Tenant arising out of the failure of Landlord to do so.

ARTICLE X.

Rules and Regulations

Section 10.01.Tenant shall observe strictly with the rules and regulations set forth in Exhibit B annexed hereto and such other and further reasonable rules and regulations as Landlord or Landlord’s agents may from time to time adopt upon no less than thirty (30) days prior notice to

Tenant (such rules and regulations as have been or may hereafter be adopted or amended are hereinafter the “Rules and Regulations”).

ARTICLE XI.

Right to Perform

Section 11.01.If Tenant shall default in the observance or performance of any obligation of Tenant under this Lease beyond applicable notice and cure periods provided herein for the cure thereof, then, unless otherwise provided elsewhere hereunder, Landlord may upon ten (10) days notice to Tenant, perform such obligation of Tenant without thereby waiving such default. If Landlord, in connection therewith incurs any costs including, but not limited to, reasonable attorneys fees in instituting, prosecuting or defending any action or proceeding, such costs with interest at the rate of seven and one-half (7.5%) percent per annum, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within thirty (30) days of rendition of any bill or statement to Tenant therefor.

Section 11.02.If Landlord shall default in the observance or performance of any obligation of Landlord under this Lease beyond applicable notice and cure periods provided herein for the cure thereof, then, unless otherwise provided elsewhere hereunder, Tenant may upon ten (10) days notice to Landlord, perform such obligation of Landlord without thereby waiving such default. If Tenant, in connection therewith incurs any costs including, but not limited to, reasonable attorneys fees in instituting, prosecuting or defending any action or proceeding, such costs with interest at the rate of seven and one-half (7.5%) percent per annum, shall be paid by Landlord to Tenant within thirty (30) days of rendition of any bill or statement to Landlord therefor. In the event Landlord fails to reimburse Tenant for such costs within the aforementioned thirty (30) day period, then Tenant shall have the right to offset such amounts against the Base Rent otherwise payable hereunder until such time as such costs have been fully recovered by Tenant.

ARTICLE XII.

Liability of Landlord

Section 12.01.Landlord or its employees, agents or managing agents shall not be liable for any damages or injury to property of Tenant or of any other person, including property entrusted to employees of Landlord, nor loss of or damage to any property of Tenant by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause whatsoever arising from the acts or neglect of any Tenant, occupant, invitee or licensee of the Building, nor for any consequential damages or loss of business suffered by Tenant, or from any other cause whatsoever, unless caused by the negligence, willful misconduct, unlawful act or omission of Landlord, nor shall Landlord or its agents, employees, or managing agents be liable for any such damage caused by other persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work. Notwithstanding the foregoing, subject to the waiver of subrogation described in Section 14.03 herein, in no event shall Landlord be liable for any loss or damage for which Tenant has, or is required hereunder to carry, insurance.

Section 12.02.Notwithstanding anything in this Lease to the contrary (it being intended that in the case of a conflict, the provisions of this Section 12.02 always shall prevail and control), Tenant shall look only to the Landlord’s estate in the Demised Premises (or the proceeds of any sale or casualty or any condemnation award therefrom), at the time recourse is sought, for the satisfaction of Tenant’s remedies against Landlord or the collection of a judgment (or other judicial process) requiring the payment of money by Landlord hereunder and, no other property or assets of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of landlord and tenant hereunder or Tenant’s use or occupancy of the Building, or otherwise.

Section 12.03.(a) Without limiting the provisions of Section 12.02 hereof, any agreement, obligation or liability of Landlord arising under this Lease is made, entered into and incurred by Landlord upon the express condition that neither any trustee, shareholder, partner, member, director, officer, employee, principal, parent, agent or advisor of Landlord, assumes nor shall be held to any personal liability hereunder for whatsoever reason including fault on the part, for example, of any one or more of the foregoing, and resort shall not be had to the private property of any such trustee, shareholder, partner, member, director, officer, employee, principal, parent, agent or advisor.

(b)Any agreement, obligation or liability of Tenant arising under this Lease is made, entered into and incurred by Tenant upon the express condition that neither any trustee, shareholder, partner, member, director, officer, employee, principal, parent, agent or advisor of Tenant, assumes nor shall be held to any personal liability hereunder for whatsoever reason including fault on the part, for example, of any one or more of the foregoing, and resort shall not be had to the private property of any such trustee, shareholder, partner, member, director, officer, employee, principal, parent, agent or advisor.

Section 12.04.Landlord shall be deemed in default under the terms of this Lease only if Landlord shall fail to observe, fulfill or perform an obligation specifically imposed on Landlord under the terms of this Lease and such failure is not cured by Landlord within thirty (30) days after Tenant shall have given Landlord written notice of such failure, in reasonable detail, provided, however, that so long as Landlord commences cure within such thirty (30) days period and thereafter prosecutes such cure with reasonable diligence, Landlord will be allowed such additional time to effect such cure as may be reasonably necessary without being deemed in default with respect to such failure. No action taken by Landlord in connection with any such notice given to it by Tenant shall be construed to be an admission that any such default exists.

Section 12.05.Any claim or defense available to Tenant arising out of this Lease or the negotiations preceding it shall be barred unless Tenant gives Landlord notice thereof in reasonable detail within twelve (12) months after the first occurrence of the act, omission, event or condition that gave rise to such claim or defense, provided, however, that the provisions hereof or the period herein specified shall not be applicable, if and to the extent in direct conflict with another provision of this Lease or to the extent that such act, omission, event or condition was not reasonably knowable by Tenant within such twelve (12) month period, in which event such notice must be given by Tenant within twelve (12) months of first having notice thereof.

Section 12.06.Under no circumstances shall (a) either party be liable to the other party for consequential, special, exemplary or punitive damages or any damages in the nature of any of the foregoing or damages for loss of business or business opportunities, provided, that (i) this sentence will not apply to damages resulting from Tenant’s holdover, but only to the extent described in Section 25, and (ii) Landlord’s loss of rental income shall not constitute consequential damages for the purposes of this Lease; or (b) any breach by Landlord of its obligations hereunder entitle Tenant to terminate this Lease.

Section 12.07.Landlord, notwithstanding any contrary provisions of this Lease, shall not be liable for damages to Tenant or its subtenants or Affiliated Entity affiliates, except for its negligence or willful misconduct, to either person or property. In addition, Landlord shall not be deemed to have evicted Tenant or effected an eviction of Tenant or a termination of this Lease or, be subject to any abatement of Base Rent or Additional Rent and Tenant shall not be relieved from performance of any covenant on its part to be performed hereunder by reason of (i) failure by Landlord to fulfill its obligations hereunder, (ii) breakdown of equipment or machinery, (iii) causes or circumstances attributable to events or conditions outside the Demised Premises boundaries, or (iv) the acts or omissions of others. Landlord shall use reasonable diligence to make such repairs as may be required to machinery or equipment within the Demised Premises to provide restoration of services required hereunder to be provided by Landlord to Tenant and, where the cessation or interruption of such service has occurred due to circumstances or conditions beyond the Demised Premises boundaries, or the acts or omissions of others, to seek restoration of such services by diligent application or request to the provider.

ARTICLE XIII.

Utilities

Section 13.01.The Demised Premises shall be delivered to Tenant on the Term Commencement Date with all utilities serving the Demised Premises in good working order and condition. As of the Term Commencement Date, Tenant shall contract directly and shall pay for all charges for or costs of electricity (including heating, if the Demised Premises or any part thereof that are serviced by electric heating), gas, water, and fuel oil, if any, for the Demised Premises. Tenant shall execute in its own name all account cards or applications required for the installation of electric or gas service, if any, or the provision of such service or services to the Demised Premises. In addition, Tenant shall pay overhead fire sprinkler charges, if any, or any other charge or cost imposed by any Governmental Authority or subdivision, in connection with the maintenance, occupation, or use of the Demised Premises. Tenant shall further be responsible for the installation and maintenance of its telephone, data and office equipment and lines.

Section 13.02.Tenant’s use of electric current in the Building shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Building.

Section 13.03.Landlord shall have no liability to Tenant for any loss, damage or expense sustained or incurred by reason of any change, failure, inadequacy, unsuitability or defect in the supply or character of the electric energy furnished to the Building or if the quantity or character of the electric energy is no longer available or suitable for Tenant requirements, nor shall any such interruption or curtailment constitute a constructive eviction or grounds for rental abatement in whole or in part hereunder, unless such interruption or curtailment was directly caused by the negligence or willful misconduct of Landlord or its employees, agents or contractors.

ARTICLE XIV.

Insurance

Section 14.01.During the term of this Lease, Tenant shall pay to Landlord annually, as Additional Rent, the premiums for the following types of insurance, if any, maintained by Landlord: ((i) Insurance against loss or damage to the Building by fire (and against such other risks as would be covered by “Special Perils” insurance, including flood and earth movement); (ii) Boiler insurance on any steam boiler, pressure vessel and pressure piping; (iii) Rental insurance insuring Landlord against any termination or cessation of any rentals or additional rentals by reason of perils covered by any insurance contracts referred to in this Lease for twelve (12) months; (iv) Flood insurance, if and as required by any fee mortgagee; and (v) Commercial General Liability Insurance and Excess Liability (Umbrella) Insurance against all claims, demands or actions for personal injury to or death of any one person in amounts arising from, related to, or in any way connected with the conduct and operation of the Building, the Land or the Demised Premises in commercially reasonable amounts reasonably determined by Landlord. All losses shall be adjusted with the insurance companies by Landlord and shall be paid to Landlord or as directed by Landlord. Tenant shall pay the premiums for such insurance within thirty (30) days after bills therefor are mailed to Tenant.

Section 14.02.Tenant shall maintain with responsible companies which are A rated or better in Best’s Insurance Guide: (i) Commercial General Liability Insurance, against all claims, demands or actions for personal injury to or death of any one person in an amount of not less than $5,000,000 and for injury to or death of more than one person in any one accident or occurrence to the limit of not less than $5,000,000 and for damage to property in an amount of not less than $5,000,000 made by or on behalf of any person, arising from, related to, or in any way connected with the conduct and operation of Tenant’s use of or occupancy of the Demised Premises, or caused by actions or omissions to act, where there is a duty to act, of Tenant, its agents, servants and contractors, which insurance shall name Landlord, its managing and leasing agents, mortgagee, if any, and any other designees as additional insureds; (ii) property insurance against hazards covered by an all risk coverage insurance policy (including fire, extended coverage, vandalism, malicious mischief and sprinkler leakage) as Landlord may reasonably, from time to time, require, covering all fixtures and equipment, stock in trade, furniture, furnishings, improvements or betterments installed or made by Tenant in, on or about the Demised Premises to the extent of at least 100% of their replacement value, without deduction for depreciation, but in any event in an amount sufficient to prevent Tenant from becoming a co-insurer under provisions of applicable policies; (iii) plate glass insurance covering the Demised Premises; and (iv) worker’s compensation insurance, in statutory limits, covering all persons employed by Tenant or in connection with any work performed by Tenant. Said Commercial General Liability Insurance shall also contain provisions for contractual liability insurance under the commercial general liability section of the insurance certificate in an amount not less than $5,000,000, and business interruption insurance covering Tenant’s business. All of Tenant’s insurance shall be in form reasonably satisfactory to Landlord and shall provide that it shall not be subject to cancellation, termination or change except after at least thirty (30) days prior written notice to

Landlord. All policies required pursuant to this Section 14.02 or duly executed certificates for the same shall be deposited with Landlord prior to the day Tenant is expected to take occupancy and upon renewals of said policies prior to the expiration of the term of such coverage. All such policies or certificates shall be delivered with satisfactory evidence of the payment of the premium therefor.

Section 14.03.Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant shall each look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible and to the extent permitted by law, Landlord and Tenant each hereby releases and waives all right of recovery against the other or anyone claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if both releasors’ insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent that, such waiver can be obtained only by the payment of additional premiums, then the party benefiting from the waiver shall pay such additional premium within ten (10) days after written demand or shall be deemed to have agreed that the party obtaining insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver of claims. If the waiver cannot be obtained from either Landlord’s carrier or Tenant’s carrier, then neither party shall be constrained to choose a different carrier to obtain insurance (or, in the alternative, if a different carrier is required, then the party requiring the waiver shall pay the difference in premium from the initial carrier selected to the carrier required to be designated). However, in no event shall any party be required to select an excess or non-licensed carrier in the State of California or one that has a rating less than A- Best rating. The provisions of this Article shall be considered an express agreement governing any cause of damage or destruction of the Demised Premises by fire or other casualty, and Sections 1932(2) and 1933(4) of the California Civil Code, providing for such a contingency in the absence of an express agreement, and any other law of the like import, now or hereafter in force, shall have no application in such case.

Section 14.04.If, due to Tenant’s use or occupancy, or abandonment, of the Demised Premises, or Tenant’s failure to occupy the Demised Premises as herein provided, any insurance carrier shall threaten the cancellation of any insurance, Tenant shall promptly remedy such condition. In the event Tenant shall fail to do so, Landlord may enter the Demised Premises and correct any such condition at Tenant’s cost and expense, and any such cost and expense shall be Additional Rent payable by Tenant. If, due to Tenant’s use or occupancy, or abandonment, of the Demised Premises, or Tenant’s failure to occupy the Demised Premises as herein provided, any insurance shall be cancelled by the insurance carrier, then, in any of such events Tenant shall indemnify and hold Landlord harmless against any loss which would have been covered by such insurance.

ARTICLE XV.

Real Estate Taxes

Section 15.01.Commencing on and as of the Term Commencement Date, Tenant shall pay all Taxes (as hereinafter defined) on the Demised Premises on or prior to the last day on which Taxes can be paid without interest or penalty.

Section 15.02.For the purposes of this Article, the term “Taxes” shall include the sum of any and all taxes, real estate taxes and assessments, special assessments, water and sewer rents and charges, levies, general or special, ordinary or extraordinary, unforeseen or foreseen, of any kind or nature whatsoever, and each and every installment thereof which shall or may during the Term of this Lease be levied, assessed, imposed, become due and payable, or liens upon or arising in connection with the use, occupancy or possession of or grow out of, or for the Building and/or the Land, or any part thereof as if the Building and Land were the sole asset of Landlord. The parties acknowledge and agree that as used herein, “Taxes” includes any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants (it is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Taxes for purposes of this Lease). If at any time during the Term of this Lease the methods of taxation prevailing at the execution of this Lease shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate or the improvements thereon there shall be levied, assessed or imposed (i) a tax, assessment, levy, imposition or charge wholly or partially payable as a capital levy or otherwise on the rents received therefrom, or (ii) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon the Demised Premises and imposed upon Landlord, or (iii) a tax, imposition, license fee or charge measured by or otherwise in any way based upon the rents payable by Tenant to Landlord, or (iv) a tax, imposition, license fee or charge measured by or otherwise in any way based upon the rent receivable by Landlord for the Building or any portion thereof and/or the Land or any other building or other improvements constructed on the Land, or (v) a tax, license fee or charge imposed on Landlord which is otherwise measured by or based in whole or in part, upon the Building or any portion thereof and/or the Land or any other building or other improvements constructed on the Land (whether based upon the area or value thereof or other measure), or (vi) any other tax or levy imposed in lieu of or as a substitute for Taxes which are levied, assessed or imposed as of the date of this Lease, then in any such event, the same shall be included in the computation of Taxes hereunder. Except as otherwise set forth in the preceding sentence, the term “Taxes” shall not include federal, state or local income taxes; franchise, gift, transfer, excise, capital stock, estate or inheritance taxes; penalties and/or interest for late payments. A tax bill or copy thereof shall be conclusive evidence of the amount of Taxes or installments thereof.

Section 15.03.If at any time during the Term the holder of any superior mortgage requires the establishment of an escrow account for the payment of Taxes, Tenant shall, at the election of Landlord, pay to Landlord, within thirty (30) days after receipt of notice of Landlord’s election provided herein, the amount of Landlord’s initial deposit into such escrow account and thereafter, commencing on the first day of the month after receipt said notice, the amount required by the superior mortgagee to be deposited monthly into such account. Such monthly escrow payments shall be subject to adjustments as required by the superior mortgagee.

Section 15.04.Only Tenant shall be eligible to institute proceedings to reduce the assessed valuation of the Land or the Building. In the event Tenant shall obtain a tax refund as a result of any such reduction proceedings for any period after the Term Commencement Date, then Tenant shall be entitled to the entire refund obtained; it being understood and agreed that Landlord shall be entitled to the entire refund obtained that is attributable to any period prior to the Term Commencement Date. Notwithstanding anything contained to the contrary herein, Tenant shall not be entitled to any refund in excess of Taxes paid by Tenant hereunder.

Section 15.05.If the Term of this Lease shall terminate on any date other than the last day of a tax fiscal year, the amount payable by Tenant during the tax fiscal year in which such termination occurs shall be prorated on the basis that the number of days from the commencement of said tax fiscal year to and including said termination date bears to three hundred sixty-five (365). A similar proration shall be made for the tax fiscal year in which Tenant’s obligation to pay Taxes first arises.

Section 15.06.In no event shall any adjustment of the Taxes payable hereunder result in a decrease in Base Rent or Additional Rent payable pursuant to any other provision of this Lease, it being agreed that the payment of Additional Rent under this Article is an obligation supplemental and in addition to Tenant’s obligation to pay Base Rent.

ARTICLE XVI.

Condemnation

Section 16.01.If the whole of the Building shall be taken for any public or quasi-public use by any lawful power or authority by exercise of the right of condemnation or of eminent domain, or by agreement between Landlord and those having the authority to exercise such right (hereinafter called “Taking”), the term of this Lease and all rights of Tenant hereunder, except as hereinafter provided, shall cease and expire as of the date of vesting of title as a result of the Taking, and the Base Rent and Additional Rent payable under this Lease shall abate from and following the date on which the Taking occurs.

Section 16.02.In the event of a Taking of less than the whole, but more than 20%, of the area of the Building, or a portion of the parking area in excess of 25% thereof, the term of this Lease and all rights of Tenant hereunder, except as hereinafter provided, shall cease and expire as of the date of vesting of title as a result of the Taking, and the Base Rent and Additional Rent payable under this Lease shall abate from and following the date on which the Taking occurs. Notwithstanding the provisions of this Section 16.02, in the event Landlord elects to replace that portion of the parking area taken in excess of 25% thereof on that portion of the Land not taken, or on adjoining property, and such replacement can be effected so as not to interfere materially with Tenant’s occupancy of the Demised Premises, this Lease shall continue in full force and effect. In the event that Landlord elects, and is able, to replace that portion of the Building taken in excess of 20% thereof, by extending that portion of the Building remaining after the Taking, this Lease will remain in full force and effect, and the abatement provision set forth in Section 16.03, below, shall apply.

Section 16.03.In the event of a Taking of less than 20% of the area of the Building, or a portion of the parking area equal to or less than 25% thereof, this Lease shall cease and expire in respect only of the portion of the Building and/or parking area taken upon vesting of title as a result of the Taking and, (i) the new Base Rent payable under this Lease shall be the product of the total Base Rent payable under this Lease multiplied by a fraction, the numerator of which is the square foot area of the Building remaining after the taking, and the denominator of which is the square foot area of the Building immediately preceding the Taking, and (ii) the net award for the Taking shall be paid to and first used by Landlord (subject to the rights of any mortgagee and/or fee owner) to restore the portion of the Demised Premises and the Building remaining after the Taking to substantially the same condition and tenantability (hereinafter called “pre-taking condition”) as existed immediately preceding the date of the Taking. Notwithstanding the foregoing, if the Taking results in the portion of the Demised Premises remaining after the Taking being inadequate, in the reasonable judgment of either party for the efficient, economical operation of Tenant’s business conducted at such time in the Demised Premises, either party may elect to terminate this Lease by giving notice to the other of such election not more than thirty (30) days after the actual Taking by the condemning authority stating the date of termination, which date shall be not more than thirty (30) days after the date of such notice to such party, and upon said date, this Lease and the term hereof shall cease and expire.

Section 16.04.In the event of a Taking of less than the whole of the Demised Premises which occurs during the period of one year next preceding the termination date of this Lease, Landlord may elect to terminate this Lease by giving notice to Tenant of such election, not more than thirty (30) days after the actual Taking by the condemning authority, stating the date of termination, which date of termination shall be no more than thirty (30) days after the date on which such notice of termination is given and upon the date specified in such notice, this Lease and the term hereof shall cease. On or before such termination date, Tenant shall vacate the Demised Premises, and any of Tenant’s Property remaining in the Demised Premises subsequent to such termination date shall be deemed abandoned by Tenant and shall become the property of Landlord.

Section 16.05.In the event of a Taking of the Demised Premises or any part thereof, and whether or not this Lease is terminated, Tenant shall have no claim against Landlord or the condemning authority for the value of the unexpired term of this Lease. Tenant agrees that in any condemnation proceeding, (a) Tenant may make a separate claim only for the value of Tenant’s fixtures, equipment and moving expenses and (b) Tenant shall promptly cooperate with Landlord, at no cost to Tenant, in executing such documents, releases, waivers and/or consents required by the condemning authority confirming Landlord’s rights to any award (or any advance payment respecting same) pursuant to this Section 16.05. Subject to item (a) in the immediately proceeding sentence, all compensation from a Taking, whether for the whole or part of the Demised Premises, the Building or the Land or otherwise, shall be the property of Landlord, whether such damages shall be awarded as compensation for diminution in the value of the leasehold or to the fee of the Demised Premises, and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such compensation.

Section 16.06.To the extent permitted by applicable law, Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

ARTICLE XVII.

Damage by Fire or Other Cause

Section 17.01.Tenant shall give prompt notice to Landlord in case of fire or other damage to the Demised Premises or the Building.

Section 17.02.If the Demised Premises or the Building shall be damaged by fire or other casualty, Landlord, at Landlord’s expense, shall repair such damage. However, Landlord shall have no obligation to repair any damage to, or to replace, Tenant’s personal property or any other property or effects of Tenant. If the Demised Premises shall be rendered untenantable by reason of any such damage, the Base Rent and Additional Rent shall abate for the period from the date of such damage to the date when such damage shall have been substantially repaired, and if only a part of the Demised Premises shall be so rendered untenantable, the Base Rent and Additional Rent shall abate for such period in the proportion which the rentable area of the Demised Premises so rendered untenantable bears to the total rentable area of the Demised Premises. However, if, prior to the date when all of such damage shall have been repaired, any part of the Demised Premises so damaged shall be rendered tenantable and shall be used or occupied by Tenant or other persons claiming through or under Tenant, then the amount by which the Base Rent and Additional Rent shall abate shall be equitably apportioned for the period from the date of any such use or occupancy to the date when all such damage shall have been repaired. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1932(2), 1933(4), 1941 and 1942 of the California Civil Code or under any similar laws, statutes, or ordinances now or hereafter in effect. The provisions of this Lease, including Article 14 above and this Article 17, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

Section 17.03.Notwithstanding the foregoing provisions of this Article, if prior to or during the term of this Lease, the Building shall be so damaged by fire or other casualty that, in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building shall be required, then, in such event, Landlord at Landlord’s option, may give to Tenant, within sixty (60) days after such fire or other casualty, a thirty (30) days’ written notice of termination of this Lease and, in the event such notice is given, this Lease and the Term shall come to an end and expire (whether or not said Term shall have commenced) upon the expiration of said thirty (30) days with the same effect as if the date of expiration of said thirty (30) days were the Expiration Date, and the Base Rent and Additional Rent shall be apportioned as of such date and any prepaid portion for any period after such date shall be refunded by Landlord to Tenant.

Section 17.04.If this Lease shall not be terminated as provided in Section 17.03 hereof, Landlord shall, at its expense, repair or restore the Demised Premises with reasonable diligence and dispatch, substantially to the condition immediately prior to the casualty, except that Landlord shall not be required to repair or restore any of Tenant’s leasehold improvements or betterments (except to the extent installed as part of Landlord’s Work hereunder), furniture, furnishings, decorations or any other installations made at Tenant’s expense. All insurance proceeds payable to Tenant for such items shall be held in trust by Tenant and upon the completion by Landlord of repair or restoration, Tenant shall prepare the Demised Premises for occupancy by Tenant in the manner obtaining immediately prior to the damage or destruction in accordance with plans and specifications approved by Landlord.

Section 17.05.If the Demised Premises, or any portion thereof, shall be damaged or rendered untenantable by fire or other casualty, and Landlord has not exercised its option to terminate this Lease (as set forth in 17.03 above), then Landlord shall, as soon as reasonably practicable following the occurrence of the subject fire or other casualty, deliver to Tenant written notice of Landlord’s estimated time for restoration of the Demised Premises. If (1) more than ten (10%) of the Demised Premises was damaged or rendered untenantable by fire or other casualty, and (2) the estimated date of completion of such restoration work (a) falls within the last twelve (12) months of the Term, or (b) is more than six (6) months following the date of occurrence of the subject fire or other casualty, then in any such instance Tenant shall have the right to terminate this Lease by written notice delivered to Landlord within ten (10) days following receipt of such written notice by Landlord. In the case of proper exercise of any termination right afforded to Tenant under this Section 17.05, this Lease shall terminate as of the date of delivery of such written notice by Tenant, and neither party shall have any further obligation or liability to the other hereunder (except for obligations or liabilities previously accrued which remain unsatisfied).

Section 17.06.In no event shall Landlord be liable to Tenant for any consequential damages to or loss of business suffered by Tenant by reason of any damages or casualty, regardless of fault, and apart from the apportionment of rent required under Section 17.02 in the event a portion of the Demised Premises is rendered untenantable, Tenant’s sole recourse for any damages shall be against Tenant’s insurance company, regardless of fault, and Tenant waives on its own behalf and on behalf of any insurer, any claim therefor against Landlord.

ARTICLE XVIII.

Subordination, Attornment, Notice to Lessors and Mortgagees

Section 18.01.Subject to the further terms and conditions of Section 18.08 hereof, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all mortgages and building loan agreements, which may now or hereafter affect the Demised Premises, whether or not such mortgages shall also cover other lands and/or buildings, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such mortgages and spreaders, consolidations and correlations of such mortgages.

Section 18.02.In confirmation of such subordination, Tenant shall promptly execute and deliver, at its own cost and expense, any instrument, in recordable form if requested by Landlord, that Landlord, the holder of any such mortgage or any of their respective successors in interest may request to evidence such subordination. The mortgages to which this Lease is, at the time referred to, subject and subordinate are sometimes hereinafter called “superior mortgages”.

Section 18.03.[Intentionally Omitted]

Section 18.04.Tenant shall not look to the holder of a superior mortgage or successor in title to the Demised Premises, in connection with the return of or accountability with respect to any security deposit required by Landlord, unless said sums have actually been received by such holder of a superior mortgage or successor in interest. Any reference to the holder of a superior mortgage hereinabove shall also include any of their respective successors in interest.

Section 18.05.If, in connection with the procurement, continuation or renewal of any financing for which the Land and/or the Building represents collateral in whole or in part, an institutional lender shall request reasonable, de minimis modifications of this Lease as a condition of such financing, Tenant will not withhold its consent thereto, provided that such de minimis modifications do not materially increase the obligations of Tenant under this Lease or materially and adversely affect any rights of Tenant under this Lease.

Section 18.06.If, in connection with the procurement, continuation or renewal of any financing for which the Land and/or the Building represents collateral in whole or in part, or in connection with the sale of the Demised Premises, an institutional lender or a prospective purchaser requests Tenant’s financial statements, Tenant shall furnish the same, either to Landlord or directly to the requesting party provided that (a) such request is limited to once per calendar year, and (b) any recipients of Tenant’s financial statements execute and deliver to Tenant a confidentiality/non-disclosure agreement in form and substance reasonably satisfactory to Tenant prior to the release by Tenant of such financial statements. Notwithstanding the foregoing, in the event the capital stock of Tenant is then traded on a National Exchange (as defined under Federal securities law) and Tenant’s most recent 10-K (and, if more recent 10-Q) is readily available to the public for review (i.e., via the internet), Landlord shall obtain same from such sources.

Section 18.07.This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all utility and drainage easements, which may now or hereafter affect the Demised Premises, and to all renewals, modifications, replacements and extensions of easements, provided such easements do not unreasonably interfere with Tenant’s use or enjoyment of the Demised Premises. The provisions of this Article shall be self-operative and no further instrument of subordination shall be required.

Section 18.08.Notwithstanding anything to the contrary contained in this Section 18 and as an express condition to the subordination described in this Section 18, Landlord shall obtain for the benefit of Tenant from any current and/or future mortgagee(s) of the Building and/or the real property upon which the Building is located a subordination, non-disturbance and attornment agreement (an “SNDA”) on such mortgagees standard form of SNDA subject to commercially reasonable negotiation by Tenant.

ARTICLE XIX.

Defaults

Section 19.01.(a) In the event a petition is filed by or against Tenant under the United States Bankruptcy Code, 11 U.S.C. Sections 101 et al., as amended, or any successor thereto (the “Bankruptcy Code”), Tenant, as debtor and debtor-in-possession, and any trustee who may be appointed, agree to adequately protect Landlord as follows: (i) to perform each and every obligation of Tenant under this Lease, including the obligation to satisfy all Base Rent and Additional Rent when due, until such time as this Lease is either rejected or assumed by order of a court of competent jurisdiction; (ii) to determine no later than ninety (90) days after the filing of such petition whether to assume or to reject this Lease; (iii) to provide Landlord with at least thirty (30) days’ prior written notice of the date for any proceeding relating to the assumption and/or assignment of this Lease; and (iv) to provide Landlord with at least thirty (30) days’ prior written notice of any vacation or abandonment of the Demised Premises, any such vacation or abandonment to be deemed a rejection of this Lease. Tenant shall be deemed to have rejected this Lease in the event of the failure to comply with any of the above.

(b)If Tenant or a trustee elects to reject this Lease subsequent to the filing of a petition under the Bankruptcy Code, or if this Lease is otherwise rejected, Tenant shall promptly vacate and surrender possession of the Demised Premises in accordance with Section 25.01 hereof.

(c)If Tenant or a trustee elects to assume this Lease subsequent to the filing of a petition under the Bankruptcy Code, Tenant, as debtor and as debtor-in-possession, and any trustee who may be appointed, agree as follows: (i) to cure each and every existing breach by Tenant no later than thirty (30) days after the effective date of the assumption of this Lease; (ii) to compensate Landlord for any actual pecuniary loss resulting from the bankruptcy filing irrespective of whether Tenant has breached any provision of this Lease, including, without limitation, Landlord’s reasonable costs, expenses and attorneys’ fees incurred in monitoring the bankruptcy case for Landlord, enforcing Landlord’s rights under the terms of this Lease, or enforcing Landlord’s rights under the Bankruptcy Code, as determined by a court of competent jurisdiction, no later than thirty (30) days after the effective date of the assumption of this Lease; (iii) in the event of an existing breach, to provide adequate assurance of Tenant’s future performance, including, without limitation, (A) the deposit of a sum equal to one (1) month installment of Base Rent to be held to secure Tenant’s obligations under the Lease, (B) the production to Landlord of written documentation establishing that Tenant has sufficient present and anticipated financial ability to perform each and every obligation of Tenant under this Lease, (C) a reaffirmation of any guaranty of Tenant’s obligations given in connection with this Lease, and (D) such additional assurances, in form reasonably acceptable to Landlord, as may be required under any applicable provision of the Bankruptcy Code; (iv) the assumption will not breach any provision of this Lease, unless otherwise agreed upon by Landlord and Tenant; (v) the assumption will be subject to all of the provisions of this Lease; and (vi) the prior written consent, unless waived, in writing, by Landlord, of any mortgagee to which this Lease has been assigned as collateral security to the assumption is obtained.

(d)If Tenant elects to assume and assign this Lease pursuant to the provisions of the Bankruptcy Code, then notices of such proposed assignment, setting forth (i) the name and address of the proposed assignee, (ii) all the terms and conditions of such offer, and (iii) the adequate assurances to be provided Landlord to assure such proposed assignee’s future performance under the Lease, shall be given to Landlord in accordance with the terms of Section 26.01(a)(iii) of this Lease, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions for the same consideration, if any, as the bona fide offer made by such proposed assignment, less any brokerage commissions which may be payable out of the consideration to be paid by such proposed assignee. The adequate assurance to be provided Landlord to assure the proposed assignee’s future performance under the Lease shall include without limitation: (A) the deposit of a sum equal to one (1) month installment of Base Rent to be held to secure Tenant’s obligations under this Lease, (B) a written demonstration that the proposed assignee meets all reasonable financial and other criteria of Landlord as did Tenant and its business at the time of execution of this Lease, and the proposed assignee shall produce to Landlord, at least thirty (30) days prior to the date for any proceeding relating to the assignment of this Lease, the most recent audited financial statements prepared by an independent certified public accountant, (C) an acknowledgment that the proposed assignee’s use of the Demised Premises will be in compliance with the terms of this Lease, and (D) such additional assurances, in form reasonably acceptable to Landlord, as to all matters identified in any application provision of the Bankruptcy Code.

(e)Neither Tenant nor any trustee who may be appointed in the event of the filing of a petition under the Bankruptcy Code shall conduct or permit the conduct of any “fire”, “bankruptcy”, “going out of business” or auction sale in, from or about the Demised Premises.

Section 19.02.This Lease and the Term and estate hereby granted are subject to further limitation as follows:

(a)whenever Tenant shall default in the payment of any installment of Base Rent, or in the payment of any Additional Rent or any other rental on any day upon which the same ought to be paid, and such default shall continue for ten (10) days after Landlord shall have given Tenant a notice specifying such default, or

(b)whenever Tenant shall do or permit anything to be done, whether by action or inaction, contrary to any of Tenant’s obligations hereunder, other than a matter specified in any of the other Subsections of this Section 19.02, and if such situation shall continue and shall not be remedied by Tenant within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same, or in the case of a situation heretofore referenced in this subsection (b) which cannot with due diligence be cured within a period of thirty (30) days and the continuance of which for the period required for cure will not subject Landlord to the risk of criminal liability or termination or foreclosure of any mortgage, if Tenant shall not, (i) within said thirty (30) day period advise Landlord of Tenant’s intention to duly institute all steps necessary to remedy such situation, (ii) duly institute within said thirty (30) day period, and thereafter diligently and continuously prosecute the completion of all steps necessary to remedy the same and (iii) complete such remedy within such time after the date of the giving of said notice by Landlord as shall reasonably be necessary, or

(c)whenever any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the Term would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted in Article XXIV, or (d) whenever Tenant shall default in the due keeping, observing or performance of any covenant, agreement, provision or condition in Article V hereof on the part of Tenant to be kept, observed or performed and if such default shall continue and shall not be remedied by Tenant within thirty (30) days after Landlord shall have given Tenant a notice specifying the same;

then in any of said cases set forth in the foregoing Subsections (a), (b), and (c), each such event or condition being herein referred to as an “Event of Default”, Landlord may give to Tenant a notice of intention to end the Term at the expiration of three (3) Business Days from the date of the service of such notice of intention, and upon the expiration of said three (3) Business Days this Lease and the Term and estate hereby granted, whether or not the Term shall theretofore have commenced, shall terminate, but Tenant shall remain liable for damages as provided in Article XX.

Any notice provided for in this Section 19.02 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law.

Section 19.03.If Tenant shall default under this Lease beyond applicable notice and cure periods prior to the Commencement Date, Landlord shall have all of the rights and remedies in this Lease provided, should such default have occurred subsequent to the Term Commencement date, and it will be conclusively assumed for such purposes that the Term commenced on and as of the date of such default.

ARTICLE XX.

Remedies & Damages

Section 20.01.If an Event of Default shall occur, or if any execution or attachment shall be issued against Tenant or any of Tenant’s Property whereupon the Demised Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant, or if this Lease and the Term shall expire and come to an end as provided in Article XIX, then in addition to any other rights and remedies available under applicable law each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever:

(a)Terminate this Lease, in which event Tenant shall immediately surrender the Demised Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof by any lawful means, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(b)The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(c)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d)The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(e)Any other amount necessary to compensate Landlord for all the actual detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions, advertising expenses, court costs and reasonable attorneys’ fees incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(f)At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

(g)The term “rent” as used in this Section 20.01 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant to Landlord pursuant to the terms of this Lease. As used in Sections 20.01(b) and (c), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Section 3.04, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 20.01(d) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(h)Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(i)Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 20 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

Section 20.02.Tenant’s obligations under Section 20.01 shall survive the expiration of the Term hereof or any earlier termination of this Lease. This provision is intended to supplement (and not to limit) other provisions of this Lease pertaining to indemnities and/or attorneys’ fees.

ARTICLE XXI.

No Waivers by Landlord

Section 21.01.Except as otherwise provided in this Lease, no act or thing done by Landlord or its agents during the Term shall constitute an eviction by Landlord, nor shall same be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. The delivery of keys to an employee of Landlord or of its agents shall not operate as a termination of this Lease or a surrender of the Demised Premises.

Section 21.02.The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or to insist upon the strict performance by the other party, of the Rules and Regulations annexed hereto or hereafter adopted by Landlord shall not prevent a subsequent act or omission which would have originally constituted a violation, from having all the force and effect of an original violation.

Section 21.03.The receipt by Landlord of any Base Rent or Additional Rent with knowledge of breach of any covenant of this Lease shall not be deemed a waiver of such breach.

Section 21.04.No payment by Tenant or receipt by Landlord of a lesser amount than the Base Rent and Additional Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without any prejudice to Landlord’s right to recover the balance or pursue any other remedy provided in this Lease.

Section 21.05.In the event that Tenant is in arrears in payment of Base Rent or Additional Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to any items it sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.

ARTICLE XXII.

Waivers by Tenant

Section 22.01.Tenant, for itself, and on behalf of any and all persons claiming through or under it, including creditors of all kinds, does hereby waive and surrender all rights and privileges which they or any of them might have under or by reason of any present or future law, to redeem the Demised Premises or to have a continuance of this Lease for the Term after having-been dispossessed or ejected therefrom by process of law or after the termination of this Lease as provided herein.

Section 22.02.In the event Landlord commences any summary proceeding (whether for non-payment of rent, or for Tenant’s holding-over, or otherwise), or an ejectment action to recover possession of the Demised Premises, or other action for non-payment of rent, or for a breach of any of the covenants and conditions hereunder, Tenant covenants and agrees that it will not interpose any counterclaim or set-off in any such action or proceeding, or seek by consolidation or otherwise to interpose any counterclaim or set-off unless the failure to assert same would constitute a waiver of such counterclaim or set-off by Tenant and Landlord fails to waive the right to assert such waiver in writing. To the extent permitted by applicable law, Tenant hereby waives trial by jury and agrees that Tenant will not interpose any counterclaim or set-off of whatsoever nature or description in any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Demised Premises, any claim of injury or damage, any claim of failure to provide services, or any emergency or other statutory remedy with respect thereto. Any claim that Tenant may have against Landlord shall be separately prosecuted and Tenant waives a trial by jury relative thereto. The provisions of this Article shall survive the breach or termination of this Lease.

Section 22.03.In the event Tenant claims or asserts that Landlord has violated or failed to perform a covenant of Landlord not to unreasonably withhold or delay Landlord’s consent or approval, or in any case where Landlord’s reasonableness in exercising its judgment is in issue, Tenant’s sole remedy shall be an action for specific performance, declaratory judgment or injunction and in no event shall Tenant be entitled to any money damages for a breach of such covenant and in no event shall Tenant claim or assert any claims in any money damages in any action or by way of set off, defense or counterclaim and Tenant hereby specifically waives the right to any money damages or other remedies.

Section 22.04.The pertinent provisions of this Lease shall be considered express agreements governing the services to be furnished by Landlord, and Tenant agrees that any Requirement, now or hereafter in force, shall have no application in connection with any enlargement of Landlord’s obligations with respect to such services.

ARTICLE XXIII.

Covenant of Quiet Enjoyment

Section 23.01.Landlord covenants that upon Tenant’s paying the Base Rent and Additional Rent and other sums due under this Lease and observing and performing all of the terms, conditions, rules and covenants herein on its part to be observed and performed within applicable notice and cure periods provided herein, Tenant may peaceably and quietly enjoy the Demised Premises, subject, nevertheless, to the terms and conditions of this Lease and any ground leases, or other leases, mortgages and instruments to which this Lease is subordinate pursuant to the provisions hereof, including any and all extensions and modifications of all of the foregoing.

ARTICLE XXIV.

Assignment, Mortgaging and Subletting, Etc.

Section 24.01.Tenant shall not voluntarily or involuntarily (a) assign or otherwise transfer this Lease or the estate hereby granted, (b) sublet the Demised Premises or any part thereof (c) allow the Demised Premises to be used or occupied by others (an “Occupancy Right”), or (d) mortgage, pledge or encumber this Lease or the Demised Premises or any part thereof, without, in each instance, obtaining the prior consent of Landlord, except as otherwise expressly provided in this Article XXIV. For purposes of this Article XXIV, (i) the transfer of a majority of the economic interests of the Tenant or a subtenant, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Lease, or of such sublease, as the case may be, (ii) any person or legal representative of Tenant, to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article XXIV, and (iii) a material modification or amendment of a sublease shall be deemed a sublease. Notwithstanding anything to the contrary contained in this Article XXIV, an initial public offering of Tenant, or the transfer of the outstanding capital stock of Tenant, or the stock of any entity controlling Tenant, through the “over-the-counter market” or through any U.S. or foreign recognized stock exchange, shall not be deemed an assignment or sublet under this Lease and Landlord’s consent shall not be required with respect thereto.

Section 24.02.The provisions of Section 24.01(a) hereof shall not apply, and Landlord’s consent shall not be required, with respect to assignments (a) to an entity into or with which Tenant is merged or consolidated or to an entity into which substantially all of Tenant’s assets are transferred, or (b) referred to in clause (i) of the second sentence of Section 24.01 (provided such assignment is for a legitimate business purpose and not principally for the purpose of transferring this Lease or the leasehold estate created hereby, and provided further, that in the case of clause (a) preceding, the resultant corporation (or other entity) or the assignee, as the case may be, has a tangible net worth at least equal to or in excess of the net worth of Tenant immediately prior to such merger, or consolidation or transfer). The provisions of subdivisions (b) and (c) of Section 24.01 shall not apply, and Landlord’s consent shall not be required, with respect to subletting or Occupancy Rights granted to an Affiliated Entity, provided the same is for a good business purpose and not principally for the purpose of avoiding the application of Section 24.01 of this Lease. As used in this Lease, an “Affiliated Entity” means an entity controlled by, controlling or under common control with the Tenant. A corporation, for this purpose, shall not be deemed controlled by another unless more than fifty (50%) percent of its voting stock is owned both beneficially and of record by such other.

Section 24.03.Any assignment, subletting or Occupancy Right, whether or not Landlord’s consent is required hereunder, shall be made only if, and shall not be effective unless all of the following shall have been furnished to Landlord at least ten (10) Business Days prior to the effective date of the contemplated assignment, subletting or grant of Occupancy Right:

(a)The name and business address of the proposed subtenant, assignee, or grantee of any Occupancy Right (“Occupancy Grantee”), information with respect to the nature and character of the proposed subtenant’s, assignee’s or Occupancy Grantee’s business and business activities generally and within the Demised Premises, and current financial information with respect to net worth, credit and financial responsibility of the proposed subtenant, assignee or Occupancy Grantee;

(b)In the case of an assignment, an executed counterpart thereof, and all ancillary agreements with the proposed assignee (including all documents from which the considerations to be received by Tenant referred to in Section 24.07 hereof can be ascertained);

(c)In the case of a subletting, an executed counterpart of the sublease and all ancillary agreements with the sublessee (including all documents from which the considerations to be received by Tenant referred to in Section 24.07 hereof can be ascertained);

(d)In the case of an Occupancy Right, a fully executed copy of the agreement creating the same and all ancillary agreements pertaining thereto; and

(e)In the case of an assignment, an agreement executed by the assignee, in form and substance reasonably satisfactory to Landlord, whereby the assignee shall assume and agree to fulfill the obligations and performance of this Lease from and after the date of such assignment and the assignment and agree to be personally bound by and upon the covenants, agreements, terms, provisions and conditions hereof on the part of Tenant to be performed or observed from and after the date of such assignment, and whereby the assignee shall agree that the provisions of Section 24.01 hereof shall, notwithstanding such an assignment or transfer, continue to be binding upon it in the future.

By requesting Landlord’s consent to an assignment, subletting or Occupancy Right, Tenant shall be deemed to have agreed to pay Landlord as Additional Rent the reasonable cost imposed by Landlord to review the request and to prepare the requested consent or approval, including any reasonable attorneys’ fees incurred by Landlord as well as any other costs incurred by Landlord in connection with Tenant’s request, regardless of whether such consent is granted, including any reasonable attorney’s fees incurred by Landlord arising out of any dispute pertaining to such consent, which cost shall not exceed $3,000.00 in the aggregate;

Each sublease and assignment referred to in clauses (b) and (c) of this Section 24.03 shall specifically state that (i) it is subject to all of the terms, covenants, agreements, provisions, and conditions of this Lease, as the same may be amended, (ii) the subtenant, assignee or Occupancy Grantee, as the case may be, will not have the right to a further assignment thereof or sublease thereunder, or to allow the Demised Premises to be used by others, without the consent of Landlord in each instance, (iii) a consent by Landlord thereto shall not be deemed or construed to modify, amend or affect the terms and provisions of this Lease, or Tenant’s obligations hereunder, which shall continue to apply to the Demised Premises, and the occupants thereof, as if the sublease, assignment or Occupancy Right had not been made, (iv) if Tenant defaults in the payment of any Base Rent or Additional Rent beyond applicable notice and cure periods, Landlord is authorized to collect any Base Rent or Additional Rent due or accruing from any assignee, subtenant or other occupant of the Demised Premises and to apply the net amounts collected to the Base Rent or Additional Rent, (v) the receipt by Landlord of any amounts from an assignee or subtenant, or other occupant of any part of the Demised Premises shall not be deemed or construed as releasing Tenant from Tenant’s obligations hereunder or the acceptance of that party as a direct tenant, and (vi) at the option of Landlord, in the case of a sublease, if this Lease shall terminate or expire, the sublease shall nonetheless continue in full force and effect and the subtenant thereunder shall attorn to the Landlord as a direct lease between Landlord and such sublessee, provided, however, that in case such option is exercised by Landlord and notwithstanding such attornment, the Landlord shall not be (A) liable for any previous act or omission of Tenant, (B) subject to any counterclaim, defense or offset to which such subtenant may be entitled against Tenant, (C) bound by any modification or amendment of such sublease made without Landlord’s consent, or by any previous payment of more than one month’s Base Rent or Additional Rent, (D) obligated to observe, fulfill or perform any obligations pursuant to the sublease beyond Landlord’s obligation under this Lease; and (E) liable to the subtenant beyond Landlord’s interest in and to the subleased space.

Section 24.04.Tenant covenants that, notwithstanding any assignment of this Lease or of the leasehold estate created thereby by the Tenant or any subletting, in whole or in part, of any portion of the Demised Premises, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Base Rent or Additional Rent by Landlord from an assignee or transferee or any other party, Tenant shall remain fully and primarily liable throughout the Term (inclusive of any renewals or extensions thereof) for the payment of the Base Rent or Additional Rent due and to become due under this Lease and for the performance of all of the covenants, agreements, terms, provisions and conditions of this Lease on the part of Tenant to be performed or observed.

Section 24.05.The liability of Tenant, and the due performance by Tenant of the obligations on its part to be performed under this Lease, shall not be discharged, released or impaired in any respect by an agreement or stipulation made with an assignee of Tenant (howsoever far removed) by Landlord or any grantee or assignee of Landlord, by way of mortgage or otherwise, extending the time of or modifying any of the obligations contained in this Lease, or by any waiver or failure of Landlord to enforce any of the obligations on Tenant’s part to be performed under this Lease. If any such agreement or modification operates to increase the obligations of the assigning Tenant, the liability under this Section 24.05 of the assigning Tenant or any of its successors in interest, (unless such party shall have expressly consented in writing to such agreement or modification) shall continue to be no greater than if such agreement or modification had not been made. To charge the assigning Tenant and its successors in interest, no demand or notice of any default from Landlord shall be required, Tenant and each of its successors in interest hereby expressly waiving any such demand or notice.

Section 24.06.Landlord shall not unreasonably withhold, condition or delay its consent where such consent is required (i) to an assignment of this Lease and the leasehold estate hereby created, (ii) a subletting of the whole or any part of the Demised Premises, or (iii) an Occupancy Right, provided:

(a)The proposed subtenant, assignee or Occupancy Grantee is a party whose reputation, financial net worth, credit and financial responsibility is, considering the responsibilities involved, reasonably satisfactory to Landlord;

(b)The nature and character of the proposed subtenant, assignee or Occupancy Grantee, its business or activities and intended use of the Demised Premises is, in Landlord’s reasonable judgment, in keeping with the standards of the Building and the area in which the Demised Premises is located and does not conflict with the provisions of Article V of this Lease;

(c)No such assignment, subletting or Occupancy Grant shall constitute or cause (with or without notice or lapse of time or otherwise) a default under any mortgage affecting the Building;

(d)Tenant shall have complied with all of the provisions of Section 24.03;

(e)In the case of a subletting of a portion of the Building, the portion so sublet shall be regular in shape and suitable for normal renting purposes;

(f)[Intentionally Omitted];

(g)Tenant, in the case of a subletting, shall provide reasonably appropriate means of ingress and egress to and from the sublet space, separate the sublet space from the remainder of the Building, and pay, when due, all of the costs of doing so;

Section 24.07.In the event of an assignment or subletting for which Landlord’s consent is required hereunder, Tenant shall pay to Landlord, as Additional Rent, one-half of,

(a)in the case of an assignment, an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (excluding sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, and the actual expenses incurred by Tenant in connection with such assignment including, without limitation, reasonable legal fees, brokerage commissions, free rent or tenant improvement allowances);

(b)in the case of a sublease, any rents, additional charge or other consideration payable under the sublease to Tenant by the subtenant (excluding sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, and the actual expenses incurred by Tenant in connection with such assignment including, without limitation, reasonable legal fees, brokerage commissions, free rent or tenant improvement allowances) which is in excess of the sum of the rents accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder); and

(c)The sums payable under subdivisions (a) and (b) preceding shall be paid to Landlord as and when paid by the assignee or subtenant to Tenant; and

(d)Tenant shall furnish Landlord with a written statement, semi-annually, certified by Tenant or a responsible employee of Tenant, from which the Additional Rent to which Landlord may be entitled by reason of the application of clauses (a) and (b) hereunder can be determined. Tenant shall keep books of account in accordance with generally accepted accounting principles consistently applied and supporting material relating to the matters reflected in clauses (a) and (b) hereof, and shall make the same available to Landlord at all reasonable times for inspection at the Demised Premises or at Tenant’s main office, as determined by Landlord, for the purpose of verifying any statement furnished or to be furnished by Tenant. Landlord shall have the right to delegate this inspection to a duly authorized representative and, in addition, may make such copies thereof as it reasonably requires, but only for the purposes enumerated in this clause.

Section 24.08.The consent or waiver of consent by Landlord in any instance to an assignment or subletting shall not in any way be construed or deemed to relieve Tenant, (which term as used in this Section 24.08 shall have the meaning reflected in Section 1.16 hereof without regard to the word “permitted” last contained therein), from obtaining the prior consent of Landlord to an assignment or subletting in each and every subsequent instance. The parties agree that Tenant’s sole remedy for any finding that Landlord has unreasonably withheld consent to any request for consent to assignment or subletting under this Article shall be monetary damages and shall in no event permit the termination of this Lease.

ARTICLE XXV.

Surrender of Premises

Section 25.01.On the expiration or sooner termination of this Lease, or upon any re-entry by Landlord upon the Demised Premises as provided in Article XIX hereof, Tenant shall quit and surrender the Demised Premises to Landlord in the condition in which it is required to be kept and maintained by Tenant pursuant to the terms of this Lease, and Tenant shall remove all of Tenant’s Property therefrom except as otherwise expressly provided in this Lease. The provisions hereof shall survive the expiration or other termination of the Term.

Section 25.02.In the event of any holding over by Tenant after the expiration or termination of this Lease without the consent of Landlord, Tenant shall:

(a)pay as holdover rent for each month of the holdover tenancy an amount equal to the greater of (i) the fair market rental value of the Demised Premises for such month (as reasonably determined by Landlord) or (ii) one-twelfth (1/12) of one hundred and fifty (150%) percent of the Base Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term, and otherwise observe, fulfill and perform all of its obligations under this Lease, including but not limited to, those pertaining to Additional Rent, in accordance with its terms;

(b)if such holding over exceeds ninety (90) days after the expiration or sooner termination of this Lease, be liable to Landlord for any payment or rent concession which Landlord may be required to make to any tenant in order to induce such tenant not to terminate an executed lease covering all or any portion of the Demised Premises by reason of the holding over by Tenant; and

(c)if such holding over exceeds ninety (90) days after the expiration or sooner termination of this Lease, be liable to Landlord for any out-of-pocket expenses incurred by Landlord as the result of Tenant’s failure to surrender the Demised Premises.

No holding over by Tenant after the Term shall operate to extend the Term.

The holdover, with respect to all or any part of the Demised Premises, of a person deriving an interest in the Demised Premises from or through Tenant, including, but not limited to an assignee or subtenant, shall be deemed a holdover by Tenant.

Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or such person may have to a stay of any holdover or eviction action or proceeding, or other action or proceeding which Landlord may institute to enforce the provisions of this Article.

Notwithstanding anything in this Article contained to the contrary, the acceptance of any Base Rent or Additional Rent paid by Tenant pursuant to this Section 25.02, shall not preclude Landlord from commencing and prosecuting a holdover or eviction action or proceeding or any action or proceeding in the nature thereof.

ARTICLE XXVI.

Security

Section 26.01.Tenant has deposited with Landlord the sum of Three Hundred Five Thousand Seven Hundred Seventy Four ($305,774.00) Dollars representing one (1) month Base Rent as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease (the “Security”). It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of Base Rent and Additional Rent, beyond applicable notice and cure periods, Landlord may use, apply or retain the whole or any part of the Security to the extent required for the payment of any Base Rent and Additional Rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease beyond applicable notice and cure periods. In the event Landlord applies or retains any portion or all of the Security, Tenant shall forthwith restore the amount so applied or retained. Tenant acknowledges that Landlord has no obligation to place the Tenant’s Security in an interest bearing account and, by reason thereof, Tenant is not entitled to any interest thereon. Tenant expressly waives the provisions of Section 1950.7 of the California Civil Code, as amended or recodified from time to time, relating to limitations on Landlord’s use of, and obligations in connection with, security deposits.

Section 26.02.In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Security shall be returned to Tenant within thirty (30) days after the date fixed as the end of the Lease and after delivery of the entire possession of the Demised Premises to Landlord. In the event of a sale of the Building or a master leasing of the Building, Landlord shall have the right to transfer the Security to the vendee, or master lessee. Landlord shall thereupon be released by Tenant from all liability for the return of the Security, and Tenant agrees to look to the new landlord solely for the return of the Security. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security to a new landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

ARTICLE XXVII.

Signs

Section 27.01.Landlord hereby grants Tenant permission to place and maintain such sign and/or signs as Tenant, in its reasonable discretion, shall determine, provided that Tenant shall apply for and obtain, at its own cost and expense, all required permits, licenses and/or variances in connection therewith. In no event shall Tenant place or affix any sign to the roof of the Building. If Landlord elects to remove any sign placed by Tenant in violation of the terms of this Article, Tenant shall, upon thirty (30) days’ written notice from Landlord, pay Landlord all costs and expenses, for the removal and restoration of same. In the event that in performing any maintenance or repairs required of Landlord pursuant to the terms hereof, Landlord deems it necessary to remove any of Tenant’s signs, Landlord shall have the right so to remove such sign or signs, and the reasonable out-of-pocket cost of which shall be included in the cost of such repair and shall be billed to Tenant pursuant to Section 6.02.

ARTICLE XXVIII.

Brokerage

Section 28.01.Landlord and Tenant each covenants, represents and warrants to the other party that it has had no dealings or negotiations with any broker, finder or agent with respect to this Lease or the negotiation thereof. Based thereon, Landlord agrees to hold harmless and indemnify Tenant from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commissions or charges claimed by any broker, finder or agent with respect to this Lease or the negotiation thereof except to the extent that the same arises out of Tenant’s acts or omissions. Tenant agrees to hold harmless and indemnify Landlord from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commissions or charges claimed by any broker, finder or agent, with respect to this Lease or the negotiation thereof, except to the extent that the same arises out of Landlord’s acts or omissions.

ARTICLE XXIX.

Exculpation

Section 29.01.Notwithstanding anything to the contrary contained herein, Tenant shall look solely to the interest of Landlord in the Building (or the proceeds of any sale, casualty or condemnation award therefrom) for the satisfaction of any of Tenant’s remedies with regard to the payment of money or otherwise, and no other property or assets of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Demised Premises, such exculpation of personal liability to be absolute.

ARTICLE XXX.

Effect of Conveyance by Landlord

Section 30.01.Tenant agrees that from and following a transfer by Landlord of its interest in the Demised Premises, by sale, lease or otherwise, Tenant shall thereafter look solely to Landlord’s successor (and such successor’s interest in the Demised Premises) for satisfaction of Landlord’s liabilities accruing after such transfer hereunder.

ARTICLE XXXI.

Estoppel Certificate, Memorandum

Section 31.01.Tenant shall, without charge, at any time and from time to time hereafter, within ten (10) days after request by Landlord, certify by a written instrument duly executed and acknowledged to any mortgagee or purchaser of the Demised Premises, or proposed mortgagee or proposed purchaser, or any other person, firm or corporation specified by Landlord, as to the validity and force and effect of this Lease in accordance with its terms as then constituted, the Term Commencement Date and Expiration Date of the Lease, the existence of any default on the part of any party thereunder, the existence of any offsets, counterclaims or defenses thereto on the part of Tenant, and any other matters which may reasonably requested by Landlord or such mortgagee or purchaser.

Section 31.02.Landlord shall, without charge, at any time and from time to time hereafter, within ten (10) days after request by Tenant, certify by a written instrument duly executed and acknowledged to any proposed mortgagee or proposed purchaser, or any other person, firm or corporation specified by Tenant, as to the validity and force and effect of this Lease in accordance with its terms as then constituted, the Term Commencement Date and Expiration Date of the Lease, the existence of any default on the part of any party thereunder, the existence of any offsets, counterclaims or defenses thereto on the part of Landlord, and any other matters which may reasonably requested by Tenant or such mortgagee or purchaser.

Section 31.03.It is agreed by the parties hereto that the certificate referenced in Section 31.01 hereof may be relied upon by anyone with whom the party requesting such certificate may be dealing.

Section 31.04.[Intentionally Omitted].

Section 31.05.At the request of Landlord, Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording. Such memorandum shall not in any circumstances be deemed to change or otherwise affect any of the obligations or provisions of this Lease.

ARTICLE XXXII.

Notices

Section 32.01.Any notice, statement, demand or other communication required or permitted to be given, rendered or made by either party to the other pursuant to the terms of this Lease or pursuant to any applicable law or requirement of any public authority shall be in writing and shall be deemed to have been properly given, rendered or made by (a) delivery by hand, (b) reputable overnight courier (such as UPS Next Day Air and Federal Express), or (c) certified mail, return receipt requested, addressed as appropriate, if to Landlord, as follows:

CH/BDG Harvill, LLC
do Blumenfeld Development Group, Ltd.
300 Robbins Lane
Syosset, New York 11791
Attention: David Blumenfeld and David J. Kaplan, Esq.

with a copy to:

CH Realty Partners LLC
10950 Bellagio Road
Los Angeles, CA 90077
Attention: Philip W. Cyburt

and to Tenant:

Pharmapacks, LLC

1985 Marcus Avenue, Suite 203

Lake Success, New York 11042

Attention: Jonathan Webb

with a copy to:

Pharmapacks, LLC

1985 Marcus Avenue, Suite 203

Lake Success, New York 11042

Attention: Ian R. Cohen, Esq.

Pharmapacks, LLC

1985 Marcus Avenue, Suite 203

Lake Success, New York 11042

Attention: James Mastronardi

Pharmapacks, LLC

1985 Marcus Avenue, Suite 203

Lake Success, New York 11042

Attention: Chris Pfeiffer

Any such notice, if (x) delivered by hand, shall be deemed to have been given, rendered or made when actually delivered by hand, (y) sent by overnight courier, shall be deemed given, rendered or made upon actual receipt, or (z) sent by certified mail, return receipt requested, shall be deemed given, rendered or made as of three (3) Business Days from the postmark of such notice. Either party may, by written notice as aforesaid, designate a different address or addresses for notices, statements, demands or other communications intended for it. The attorneys for the respective parties hereto may transmit or receive any notice hereunder on behalf of their respective clients.

ARTICLE XXXIII.

Arbitration

Section 33.01.In General. Except (a) to the extent that any Article of this Lease specifically provides that a dispute between the parties be resolved in a manner other than pursuant to this Article 33, (b) for matters related to Landlord’s right to seek summary possession of the Premises pursuant to Code of Civil Procedure 1161 et seq., and/or (c) provisional remedies set forth in Code of Civil Procedure section 1281.8, submittal of matters to arbitration in accordance with the provisions of this Article 33 shall be the sole and exclusive method, means and procedure to resolve any such claims, disputes or disagreements. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Article 33 and all attempts to circumvent the terms and conditions of this Article 33 shall be absolutely null and void and of no force or effect whatsoever.

Section 33.02.JAMS. Any dispute to be arbitrated pursuant to the provisions of this Article 33 shall be determined by binding arbitration before a retired judge of the Superior Court of the State of California (the “Arbitrator”) under the auspices JAMS using the Expedited Procedures of the JAMS Comprehensive Arbitration Rules & Procedures (the “JAMS Comprehensive Rules”) then in effect, unless the parties agree that the JAMS Streamlined Arbitration Rules and Procedures should be used in lieu of the JAMS Comprehensive Rules. Such arbitration shall be initiated by the Parties, or either of them, within ten (10) Business Days after either party sends Notice (the “Arbitration Notice”) using the JAMS Demand for Arbitration Form then in effect. The parties may agree on a retired judge from the JAMS panel. If they are unable to promptly agree, JAMS will provide a list of three available judges who, to the extent available, have had extensive experience in handling real estate commercial lease transactions as practitioners and each party may strike one. The remaining judge (or if there are two, the one selected by JAMS) will serve as the Arbitrator. In the event that JAMS shall no longer exist or if JAMS fails or refuses to accept submission of such dispute, then the dispute shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s Commercial Arbitration Rules then in effect, using the Expedited Procedures.

Section 33.03.Arbitration Procedure.

(a)Pre-Decision Actions. The Arbitrator shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The parties will submit proposed discovery schedules to the Arbitrator at the pre-hearing conference. The scope and duration of discovery will be within the sole discretion of the Arbitrator, except that in no event shall the parties be entitled to propound interrogatories or requests for admissions during the arbitration process. The Arbitrator shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances.

(b)The Decision. The arbitration shall be conducted in the County of Nassau, State of New York. Any party may be represented by counsel or other authorized representative. In rendering a decision(s), the Arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of California and the provisions of this Lease. The Arbitrator’s decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief (an “Arbitration Award”) that is just and equitable. The decision must be based on, and accompanied by, a written statement of decision explaining the factual and legal basis for the decision as to each of the principal controverted issues. The decision shall be conclusive and binding, and it may thereafter be confirmed as a judgment by the courts in Nassau County, State of New York, subject only to challenge on the grounds set forth in California Code of Civil Procedure Section 1286.2. The validity and enforceability of the Arbitrator’s decision is to be determined exclusively by the New York courts pursuant to the terms and conditions of this Lease. The Arbitrator shall award costs, including, without limitation, reasonable attorneys’ fees, and expert and witness costs, to the prevailing party as defined in California Code of Civil Procedure Section 1032 (“Prevailing Party”), if any, as determined by the Arbitrator in his discretion. Each party shall pay half the costs and expenses of the arbitration, except that the Arbitrator shall have discretion to require the non-prevailing party to pay for all arbitration costs and expenses. A party shall be determined by the Arbitrator to be the prevailing party if its proposal for the resolution of dispute is the closer to that adopted by the Arbitrator.

(c)INFORMED CONSENT. LANDLORD AND TENANT HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.

ARTICLE XXXIV.

No Liability and Indemnification of Landlord

Section 34.01.Neither Landlord nor any agent, contractor or employee of Landlord shall be liable to Tenant for any injury or damage to Tenant or to any other person or for any damage to, or loss (by theft or otherwise) of, any Tenant property or the property of any other person, irrespective of the cause of such injury, damage or loss, unless caused by or due to the negligence or willful misconduct of Landlord, it being understood that no property, other than such as might normally be brought upon or kept in the Demised Premises as an incident to the reasonable use of the Demised Premises for the purposes herein permitted, will be brought upon or be kept in the Demised Premises.

Section 34.02.Tenant shall indemnify and save harmless Landlord, its agents and designees against and from (a) any and all claims (i) arising from (x) the conduct, operation or management of the Demised Premises or of any business therein, or (y) any work or thing whatsoever done, or any condition created (other than by Landlord), in or about the Demised Premises during the

Term or during the period of time, if any, prior to the Commencement Date that Tenant may have access to the Demised Premises, or (ii) arising from any negligent or otherwise wrongful act or omission of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees, and (b) all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon. In case any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding. Landlord shall indemnify and save harmless Tenant, its agents and employees from any and all claims, arising from the negligence, wrongful act or omission of Landlord or any of its employees, agents, contractors or invitees and all costs, expenses and liabilities incurred in or in connection with such claim or action or proceeding brought thereon.

Section 34.03.Any employee or agent of Landlord to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and Landlord shall not be liable for any loss of or damage to any such property by theft or otherwise.

Section 34.04.Landlord and/or Tenant shall be excused for the period of delay in the performance of any of their obligations hereunder (except their respective obligations to pay any sums of money due under the terms of this Lease) and shall not be considered in default when prevented from so performing because of an Excusable Delay. “Excusable Delays” shall mean delays caused by strikes, lockouts, acts of God, environmental conditions, inability to obtain labor or materials despite diligent efforts, government statutes, ordinances, decrees, orders or restrictions, unusually severe weather, litigation that results in an injunction or other order prohibiting or otherwise delaying the continuity of construction or other acts related thereto, civil commotion or war, fire, unavoidable casualty or any other cause, whether similar or dissimilar, beyond the reasonable control of either Landlord or Tenant, but shall not include (i) unavailability of funds or (ii) any monetary obligation that can be satisfied by the payment of a fixed sum. Notwithstanding the foregoing, Excusable Delays shall at no time operate to (1) excuse Tenant from any obligations for payment of Rent or any other payments required by the terms of this Lease, each when the same are due, or (2) excuse Landlord from the obligation to make any payments required by the terms of this Lease, if any, each when the same are due.

Section 34.05.[Intentionally Omitted].

Section 34.06.Except to the extent arising out of the willful misconduct or negligence of Landlord or the failure of Landlord to perform any of its obligations under this Lease beyond any applicable notice and cure periods, no (i) act or omission of Landlord or its agents or employees or any other party, including Tenant, (ii) failure of any Demised Premises or Building systems, or machinery or equipment serving the Demised Premises (including the Building), (iii) diminution or shutting off of light, air or view by any structure which may be erected by Landlord or others in the vicinity of the Building, (iv) personal injury or property damage caused by third parties who are not the agents or employees of Landlord, or (v) inconvenience or annoyance to Tenant or injury to or interruption of Tenant’s business by reason of anything referred to in the foregoing shall impose any liability on Landlord. No representation, guaranty or warranty is made that the communications or security systems, devices or procedures of the Building or Demised Premises will be effective to prevent injury to Tenant or any other person or damage to, or loss (by theft or otherwise) of, any of the property of Tenant or the property of any other person, and Landlord reserves the right to discontinue or modify at any time such communications or security systems or procedures without liability to Tenant.

Section 34.07.Landlord shall not be liable, to the extent of Tenant’s insurance coverage, for any loss or damage to any person or property even if due to the negligence of Landlord or any such employees or agents.

ARTICLE XXXV.

Discharge of Liens

Section 35.01.Tenant shall not create or cause to be created any lien, encumbrance or charge upon the Demised Premises or any part thereof or the income therefrom, including but not limited to a mechanic’s lien, for work claimed to have been performed for or on behalf of Tenant or materials claimed to have been furnished to or for Tenant, and Tenant shall not cause, create or suffer any other matter or thing whereby the estate, rights and interest of Landlord in the Demised Premises or any part thereof might be impaired.

Section 35.02.If any lien, encumbrance or charge within the purview of Section 35.01 shall at any time be filed against the Demised Premises or any part thereof as a result of the actions or inaction of Tenant or Tenant’s employees, agents or contractors, Tenant, within thirty (30) days after receiving notice of such filing, shall cause such lien to be discharged and the Landlord released from liability thereunder or with respect thereto, and if it is not, then in addition to any other right or remedy, Landlord, on not less than ten (10) days prior notice to Tenant, may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord and all reasonable costs and expenses incurred by Landlord in connection therewith, shall constitute Additional Rent due and payable to Landlord within thirty (30) days of demand.

Section 35.03.Nothing in this Lease contained shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of labor or materials for any specific improvement, alteration to or repair of the Demised Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Demised Premises or any part thereof. Notice is hereby given that Landlord shall not be liable for any work performed or to be performed at the Demised Premises for Tenant or any subtenant, or any materials furnished or to be furnished at the Demised Premises for Tenant or any subtenant, upon credit, and that no mechanic’s or other lien for such work or materials shall attach to or affect the estate or interest of Landlord in and to the Demised Premises. Landlord shall have the right to post and keep posted on the Building any notices which Landlord may be required to post for the protection of Landlord and the Demised Premises from any lien.

ARTICLE XXXVI.

Tenant’s Property

Section 36.01.All fixtures, equipment, improvements, installations and appurtenances attached to, built into or a part of the Building at or prior to the commencement or during the Term, including but not limited to Tenant Changes, whether by Landlord at its own expense or at the expense of Tenant, shall be and remain Tenant’s Property and may be removed by Tenant at any time during the Term hereof, as provided in Section 36.02 herein.

Section 36.02.All furniture, trade fixtures, improvements, equipment, furnishings and other articles of moveable personal property owned by Tenant and located within the Building (collectively, “Tenant’s Property”) may be removed from the Building by Tenant at any time during the Term. Tenant, before so removing Tenant’s Property shall establish to Landlord’s reasonable satisfaction that Tenant can and promptly will repair and restore any damage caused by such removal without cost or charge to Landlord, reasonable wear and tear and damage by casualty excepted. Any such repair and removal shall itself be deemed a Tenant Change within the purview of this Lease. Any Tenant’s Property for which Landlord shall have granted any allowance, contribution or credit to Tenant, at Landlord’s option, shall not be so removed except as hereinafter in this Article XXXVI expressly provided.

Section 36.03.Tenant’s Property and other property of the Tenant and Tenant Changes not commonly found in space used as provided in the first sentence of Section 5.01 hereof (except money, securities and other like valuables) which shall remain in the Building after the termination or expiration of this Lease, may, at the option of the Landlord, be deemed to have been abandoned, and may be disposed of by Landlord in accordance with Sections 1980 through 1991 of the California Civil Code and Section 1174 of the California Code of Civil Procedure, or in accordance with any Laws or judicial decisions which may supplement or supplant those provisions from time to time (and accordingly, in such case either may be retained by Landlord as its property or may be disposed of, without accountability, in such manner as Landlord may see fit, at Tenant’s expense, inclusive of the reasonable cost of repairing any damage caused by such removal to the extent not attributable to Landlord’s negligence or willful misconduct should Landlord have effected such removal).

ARTICLE XXXVII.

Parties Bound

Section 37.01.The obligations of this Lease shall bind and benefit the successors and assigns of the Landlord and Tenant with the same effect as if mentioned in each instance where a party is named or referred to, except that (a) the provisions of Section 1.18 shall be applicable and prevail, (b) no violation of the provisions of Article XXIV shall operate to vest any rights in any successor or assignee of Tenant and (c) the provisions of this Article XXXVII shall not be construed as modifying the conditions of limitation contained in Article XX.

ARTICLE XXXVIII.

No Other Representations, Construction, Governing Law

Section 38.01.Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and shall expressly refer to this Lease. This Lease and said other written agreement(s) made concurrently herewith, if any, are hereinafter referred to as the “Lease Documents”. It is understood and agreed that all understandings and agreements heretofore had between the parties are merged in the Lease Documents, which alone fully and completely express their agreement and that the same are entered into after full investigation, neither party relying upon any statement or representation not embodied in the Lease Documents, made by the other.

Section 38.02.If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of said provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

Section 38.03.This Lease shall be governed in all respects by the laws of the State of California.

Section 38.04.No change, waiver or estoppel to this Lease or any of the terms hereof shall be valid unless in writing and signed by the party against whom enforcement of the change, waiver or estoppel is sought. Except as otherwise in this Lease provided, no termination of this Lease shall be valid unless in writing and signed by the party against whom enforcement of the termination is sought.

Section 38.05.Except as otherwise provided herein, the terms hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns, respectively of Landlord and Tenant.

Section 38.06.This instrument may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which shall be one and the same document. . For purposes of executing or amending this Lease, any signed document transmitted by facsimile machine or PDF shall be treated in all manner and respects as an original document. The signature of any party thereon shall be considered for those purposes as an original signature, and the document transmitted shall be considered to have the same binding legal effect as an original signature on an original document. No party may raise the use of a facsimile machine or PDF, or the fact that any signature was transmitted through the use of a facsimile or PDF as a defense to the enforcement of this Lease.

ARTICLE XXXIX.

Financial Reports

Section 39.01.Tenant hereby advises Landlord that its fiscal year for accounting purposes with respect to the operation of the Demised Premises is the twelve months ending December 31.

Section 39.02.Tenant, upon written request by Landlord (but in no event more frequently than once per calendar year), shall furnish to Landlord full and complete financial statements of Tenant for such annual fiscal period, provided that any recipient(s) of Tenant’s financial statements execute and deliver to Tenant a confidentiality/non-disclosure agreement in form and substance reasonably satisfactory to Tenant prior to the release by Tenant of such financial statements. Each such statement shall be certified by Tenant if Tenant is an individual, by an officer of Tenant if Tenant is a corporation, by a principal beneficiary if Tenant is a Trust, or by a partner of Tenant if Tenant is a partnership, as the case may be, provided, however, that if such financial statements are unconditionally certified by an accountant, Tenant, need not furnish any other certification called for in this Section.

ARTICLE XL.

Miscellaneous

Section 40.01.Wherever in this Lease, provision is made for the examination, review or audit (collectively, “audit”) of Landlord’s books and records by Tenant or others acting on behalf of Tenant, the following shall apply:

(a)All of the information obtained through the Tenant’s audit (including, without limitation, financial matters such as but not limited to costs, expenses, income) and any other matters pertaining to the Landlord and/or the Demised Premises or any part thereof, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of the audit shall be held in strict confidence by the Tenant and its officers, agents, employees, attorneys, accountants, consultants and like persons or entities; and Tenant shall cause its auditor and any of its officers, agents, employees, attorneys, accountants, consultants and like persons or entities to be similarly bound pursuant to subdivision (b) following.

(b)As a condition precedent to Tenant’s exercise of its rights to audit, Tenant must deliver to Landlord a signed covenant from the auditor in form and substance acceptable to Tenant acknowledging that all of the results of such audit as well as any compromise, settlement, or adjustment reached between Landlord and Tenant shall be held in strict confidence and shall not be revealed in any manner to any person (except as permitted in subsection (a) above) except upon the prior written consent of the Landlord, which consent may be withheld in Landlord’s sole discretion, or if required pursuant to any litigation between Landlord and Tenant materially related to the facts disclosed by such audit, or if required by law.

(c)Tenant understands and agrees that this provision is of material importance to the Landlord and that any violation of the terms of this provision shall result in immediate and irreparable harm to the Landlord.

(d)If Tenant, its officers, agents, employees, attorneys, accountants, consultants and like persons or entities and/or the auditor violate the terms of this Section 37.01, such violation shall constitute a default under this Lease.

(e)Tenant shall indemnify, defend upon request, and hold Landlord harmless from and against all actual costs, damages, claims, liabilities, expenses, losses, court costs, and reasonable attorney’s fees suffered by or claimed against Landlord, based in whole or in part upon the breach of this Section 37.01 by Tenant and/or its auditor.

(f)The obligations within this Paragraph survive the expiration or earlier termination of the Lease.

Section 40.02.The terms and conditions of that certain letter agreement dated September 14, 2021 between Landlord and Tenant pertaining to the Limited License for Temporary Storage dated September 14, 2021, are hereby merged, incorporated into superseded by the terms and conditions of this Lease.

Section 40.03.If Landlord shall consent to the omission or removal of any part of, or the insertion of, any door or other opening in, any exterior wall, then (i) Tenant shall be responsible for all risk or damage to, or loss or theft of, property arising as an incident to such insertion, omission or removal or the use of such door or other opening, or because of the existence thereof, and indemnifies and saves Landlord harmless from and against any claim, loss, liability or damage for, on or account thereof, and (ii) in the event of termination or expiration of this Lease, Landlord may enter the Building and, at Tenant’s expense, may close up such door or other opening, and Tenant shall not be entitled to any diminution or abatement of Base Rent or Additional Rent or other compensation by reason thereof.

Section 40.04.[Intentionally Omitted].

Section 40.05.Tenant shall not be entitled to exercise any right or option granted to it by the Lease (if any) at any time when Tenant is in default beyond applicable notice and cure periods in the performance or observance of any of the covenants, terms, provisions or conditions on its part to be performed or observed under this Lease.

Section 40.06.This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR

ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY OR COMPULSORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW, EXCEPT THAT TENANT SHALL NOT BE PROHIBITED FROM INSTITUTING A COMPULSORY COUNTERCLAIM FOR A LANDLORD DEFAULT UNDER THIS LEASE WHERE SUCH DEFAULT CONSTITUTES THE BASIS FOR TENANT’S GOOD FAITH DEFENSE TO LANDLORD’S NON-PAYMENT CLAIM.

Section 40.07.[Intentionally Omitted].

Section 40.08.The Article headings of this Lease are for convenience only and are not to be given any effect whatsoever in construing this Lease.

Section 40.09.The table of contents preceding this Lease but under the same cover is for the purpose of convenience of references only and is not to be deemed or construed in any way as part of this Lease, nor as supplemental thereto or amendatory thereof.

Section 40.10.This Lease shall not be binding upon Landlord unless and until it is signed by Landlord and a signed copy thereof is delivered by Landlord to Tenant.

Section 40.11.Notwithstanding anything contained herein to the contrary, this Lease shall be null and void and neither party hereto shall have any rights or remedies against the other if the Commencement Date shall not occur prior to the second anniversary of the date of this Lease; it being understood that the purpose of this Section 40.11 is to prevent the application of the rule against perpetuities against the leasehold estate granted by this Lease.

Section 40.12.The various items which are defined in other Articles of this Lease or are defined in Exhibits annexed hereto, shall have the meanings specified in such other Articles and Exhibits for all purposes of this Lease and all agreements supplemental thereto, unless the context shall otherwise require.

Section 40.13.If Landlord or Tenant consists of more than one party, the obligations, representations, warranties and covenants of Landlord or Tenant, as the case may be, hereunder are joint and several as to each such party.

Section 40.14.Except as otherwise expressly provided in this Lease, each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on the observance, fulfillment or performance of any other provision of this Lease.

Section 40.15.Time shall be of the essence with respect to the exercise of any option granted Tenant under this Lease.

Section 40.16.The Exhibits annexed to this Lease shall be deemed part of this Lease with the same force and effect as if such Exhibits were numbered Articles of this Lease.

Section 40.17.All references in this Lease to numbered Articles, numbered Sections and lettered Exhibits are references to Articles and Sections of this Lease, and Exhibits annexed to (and thereby made part of) this Lease, as the case may be, unless expressly otherwise designated in the context in which used.

Section 40.18.All words and terms used in this Lease, regardless of the number and gender in which used, shall be deemed to include any other number and any other gender as the context in which used may require; and the use herein of the words “successors and assigns” or “successors or assigns” of Landlord or Tenant shall be deemed to include the heirs, legal representatives and assigns of any individual Landlord or Tenant.

Section 40.19.If more than one person is named as or becomes Tenant hereunder, the Landlord may require the signatures of all such persons in connection with any notice to be given or action to be taken by Tenant hereunder. Each person named as Tenant shall be fully and primarily liable for all of the Tenant’s obligations hereunder. Any notice by the Landlord to any person named as Tenant shall be sufficient and shall have the same force and effect as though given to all persons named as Tenant.

Section 40.20.The terms “mortgage” and “deed of trust” are used interchangeably in this Lease, are hereby given identical meanings, and where applicable shall also refer to the notes and/or bonds or other evidence of indebtedness and any chattel mortgages, conditional bills of sale, assignments of rents, security agreements and financing statements executed and delivered in connection with or as part of any such mortgage; as are the term “holder of the mortgage”, “mortgagee”, “trustee” and “beneficiary”; and all of the foregoing are applicable to any of the defined terms used in this Lease relating to a mortgage or a holder thereof.

Section 40.21.Unless the context in which used requires a different construction, the words “herein”, “hereof” and “hereunder” and words of similar import refer to this Lease as a whole and not to any particular Section or subdivision thereof.

Section 40.22.The cover sheet hereto which immediately precedes the Index is a part of this Lease, but in the event of a conflict between any of the provisions of such cover sheet and those otherwise contained in the portion of the Lease beginning on Page 1 hereof, the latter shall prevail and be controlling.

Section 40.23.Tenant shall give notice to Landlord, promptly after Tenant actually learns thereof, of (i) any accident in or about the Demised Premises for which Landlord might be liable, (ii) all fires and other casualties within the Demised Premises, (iii) all damages to or defects in the Demised Premises, including the fixtures, equipment and appurtenances thereof for the repair of which Landlord might be responsible, and (iv) all damage to or defects in any parts of appurtenances of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator and other systems located in or passing through the Buildings or any part thereof.

Section 40.24.The rule of the ejusdem generis shall not be applicable to limit a general statement following or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned.

Section 40.25.Tenant, in full compliance with the Requirements of all applicable Governmental Authorities, may operate a cafeteria service facility within the Building; provided that the following conditions are satisfied at all time during the operation thereof, (a) only Tenant and its employees may utilize same, (b) Tenant conspicuously displays all required signage of the Riverside County Department of Health Services restricting the use thereof to Tenant and its employees, and (c) the existence of the cafeteria service facility is not advertised on the exterior of the Building and no other forms of outside advertisement is utilized to promote same.

Section 40.26.With respect to any dispute between Landlord and Tenant involving this Lease which is resolved through legal or arbitration proceedings, the non-prevailing party, if evident, shall bear all reasonable fees, costs and expenses of the subject legal or arbitration proceeding, including, without limitation, the reasonable attorney’s fees and costs of the prevailing party.

Section 40.27.Tenant shall have the exclusive right, at no additional cost or expense to Tenant, to use the entire parking area(s) serving the Building.

Section 40.28.California Civil Code Section 1938. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a person certified as a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, the Building and/or the Project to the extent permitted by applicable law now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable law now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection of the Premises only, which request must be made, if at all, in a written notice delivered by Tenant to Landlord within thirty (30) days after the Rent Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2)only after ten (10) days’ prior written notice to Landlord of the date of such CASp inspection, (3)in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, the Building or the Project in any way, (4) in accordance with all of the provisions of this Lease applicable to Tenant contracts for construction, and (5) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) Landlord shall be an express third party beneficiary of Tenant’s contract with the CASp, and any CASp Reports shall be addressed to both Landlord and Tenant; (D) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant’s receipt thereof; and (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Tenant to anyone other than (I) contractors, subcontractors and/or consultants of Tenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II)any governmental entity, agency or other person, in each instance to whom disclosure is required by applicable law or by regulatory or judicial process.

ARTICLE XLI.

Anti-Terrorism Law

Section 41.01.Tenant represents and warrants that:

(a)Neither Tenant nor any of its Affiliated Entities nor any of their respective agents acting or benefiting in any capacity in connection with this Lease (individually a “Tenant Party” and collectively, the “Tenant Parties”) is in violation of any laws relating to terrorism or money laundering, including but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 (the “Executive Order”), as amended from time to time, and the U.S. Bank Secrecy Act of 1970, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and as otherwise amended from time to time (collectively, with the Executive Order, “Anti-Terrorism Law”);

(b)No action, proceeding, investigation, charge, claim, report, or notice has been filed, commenced, or threatened against any Tenant Party alleging any violation of any Anti-Terrorism Law;

(c)No Tenant Party has, after due investigation and inquiry, knowledge or notice of any fact, event, circumstance, situation, or condition which could reasonably be expected to result in:

(i)any action, proceeding, investigation, charge, claim, report, or notice being filed, commenced, or threatened against any of them alleging any violation of, or failure to comply with, any Anti-Terrorism Law; or

(ii)the imposition of any civil or criminal penalty against any of them for any failure to so comply.

(d)No Tenant Party is a “Prohibited Person.” A Prohibited Person means any of the following:

(i)a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)a person or entity who or that commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official web site or any replacement website or other replacement official publication of such list;

(e)Tenant has provided Landlord with sufficient information (including names, addresses, and where applicable, jurisdiction of formation or organization) to reasonably permit Landlord to verify the foregoing;

(f)No Tenant Party:

(i)conducts any business or engages in making or receiving any contribution of funds, goods, or services to or for the benefit of any Prohibited Person;

(ii)deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked under the Executive Order; or

(iii)engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 41.02.Tenant covenants and agrees that during the Term of this Lease: (a) Tenant shall not:

(i)conduct any business or engage in making or receiving any contribution of funds, goods, or services to or for the benefit of any Prohibited Person;

(ii)deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law; or

(iii)engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)Before any changes in direct or indirect ownership of any Tenant Party, Tenant shall give a written notice to Landlord:

(i)advising Landlord, in reasonable detail as to the proposed ownership change; and

(ii)reaffirming that the representations and warranties contained in Section 41.01 will remain true and correct.

(c)Tenant agrees promptly to deliver to Landlord (but in any event within ten (10) days of Landlord’s request) any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with the foregoing.

ARTICLE XLII.

[Intentionally Omitted]

ARTICLE XLIII.

Acquisition of Land and Building

Section 43.01.Landlord and Tenant acknowledge and agree that Landlord does not currently own the Land and the Building, but that Landlord has entered into the Purchase Agreement with the Seller which gives Landlord the right to acquire the Land and the Building. The obligations of the parties hereunder are conditioned upon Landlord’s ability to acquire the Land and Building on or before December 31, 2021. If Landlord is unable to obtain the Land and Building by December 31, 2021, either party shall have the right to terminate this Lease by giving at least ten (10) days prior notice to the other party, whereupon this Lease shall be deemed null and void and of no further force or effect, with Tenant and Landlord having no further rights, obligations or liabilities hereunder (except for matters that by the express terms hereof survive termination). Landlord agrees to use reasonable good-faith efforts (not to require institution of litigation or other formal proceedings) to acquire the Land and Building in accordance with the terms of the Purchase Agreement on or before December 31, 2021.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

LANDLORD:

HARVILL AVENUE ASSOCIATES, LLC,
a Delaware limited liability company

By:	/s/ David Blumenfeld
Name: David Blumenfeld
Title: Authorized Signatory

[SIGNATURES CONTINUED ON NEXT PAGE]

TENANT:

PHARMAPACKS, LLC,
a New York limited liability company

By:	/s/ Jonathan Webb
Name: Jonathan Webb
Title: Partner